UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☑	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

MATRIXONE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of MatrixOne, Inc. (“MatrixOne common stock”)

(2)	Aggregate number of securities to which transaction applies:

•	52,334,754 shares of MatrixOne common stock outstanding as of March 14, 2006,

•	158,147 shares of MatrixOne common stock expected to be issued under the 2000 Employee Stock Purchase Plan on April 30, 2006; and

•	8,947,536 shares of MatrixOne common stock, representing shares of MatrixOne common stock issuable upon exercise of options outstanding as of March 14, 2006 having a per share exercise price less than $7.25

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying 0.000107 by the sum of:

•	the product of (i) 52,334,754 shares of MatrixOne common stock outstanding as of March 14, 2006 plus 158,147 shares of MatrixOne common stock expected to be issued under the 2000 Employee Stock Purchase Plan on April 30, 2006 and (ii) the merger consideration of $7.25 per share in cash; and

•	the product of (i) 8,947,536 shares of MatrixOne common stock, representing shares of MatrixOne common stock issuable upon exercise of options outstanding as of March 14, 2006 having a per share exercise price less than $7.25 and (ii) $3.03, representing the excess of $7.25 over the weighted-average exercise price per share of such options.

(4)	Proposed maximum aggregate value of transaction:

$407,684,566

(5)	Total fee paid:

$43,623

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MatrixOne, Inc.

210 Littleton Road

Westford, MA 01886

                     , 2006

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of MatrixOne, Inc. (“MatrixOne”), which will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109, on             ,                      , 2006, beginning at 10:00 a.m., local time.

On March 1, 2006, the board of directors of MatrixOne approved, and MatrixOne entered into, a merger agreement with Dassault Systèmes Corp., a Delaware corporation (“Dassault Systèmes Corp.”) and its wholly owned subsidiary, DS Newco Corp, a Delaware corporation. If the merger is completed, MatrixOne will become a wholly owned subsidiary of Dassault Systèmes Corp., and you will be entitled to receive $7.25 in cash, without interest, for each share of MatrixOne common stock that you own. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety.

At the special meeting, you will be asked to adopt the merger agreement. After careful consideration, our board has unanimously approved the merger agreement and determined that the merger and the merger agreement are advisable, fair to and in the best interests of MatrixOne and its stockholders. Our board unanimously recommends that you vote “FOR” the adoption of the merger agreement. In reaching its determination, our board considered a number of factors.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. I encourage you to read the entire proxy statement carefully. You may also obtain additional information about MatrixOne from documents filed with the U.S. Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of MatrixOne common stock entitled to vote. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible or submit a proxy through the internet or by telephone by following the instructions on the proxy card. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

Thank you for your cooperation and your continued support of MatrixOne.

Sincerely,

MARK F. O’CONNELL

Chief Executive Officer, President and Director

This proxy statement is dated                      , 2006 and is first being mailed to stockholders on or about                      , 2006.

MATRIXONE, INC.

210 Littleton Road

Westford, MA 01886

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                      , 2006

To the Stockholders of MatrixOne, Inc.:

A special meeting of stockholders of MatrixOne, Inc., a Delaware corporation, will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, on                      , 2006, beginning at 10:00 a.m., local time, for the following purposes:

(1)	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 1, 2006, by and among Dassault Systèmes Corp., DS Newco Corp. and MatrixOne, Inc., as such may be amended from time to time.

(2)	To approve a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement.

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record of MatrixOne common stock as of the close of business on                      , 2006 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.

You are cordially invited to attend the meeting in person.

Your vote is important, regardless of the number of shares of MatrixOne common stock you own. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of MatrixOne common stock as of the record date. The ratification of the proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies requires the affirmative vote of a majority of the votes cast at the special meeting. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit a proxy through the internet or by telephone following the instructions on the proxy card, and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you submit your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the adoption of the merger agreement and in favor of the proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies.

If you fail to vote by proxy or in person, it will have the same effect as a vote against the adoption of the merger agreement, but will not affect the vote on the adjournment, if necessary, to permit further solicitation of proxies. If you are a stockholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Holders of MatrixOne common stock are entitled to appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger subject to the satisfaction of the requirements for exercising and perfecting such rights, including submitting a timely written demand for appraisal and not voting in favor of the merger. See “APPRAISAL RIGHTS” on page 48 of the proxy statement.

By Order of the Board of Directors,

MARK F. O’CONNELL

Chief Executive Officer, President and Director

Westford, Massachusetts

                     , 2006

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED OR SUBMIT A PROXY BY INTERNET OR THE TELEPHONE AS DESCRIBED ON THE ENCLOSED PROXY CARD. GIVING YOUR PROXY NOW WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

SUMMARY TERM SHEET

The following summary briefly describes the principal terms of the acquisition of MatrixOne, Inc. (“MatrixOne”) by Dassault Systèmes Corp. (“Dassault Systèmes Corp.”) through the merger of DS Newco Corp., a wholly owned subsidiary of Dassault Systèmes Corp., with and into MatrixOne. While this summary describes the principal terms of the merger, the proxy statement contains a more detailed description of these terms. We encourage you to read this summary together with the enclosed proxy statement before voting. We have included in this summary section references to the proxy statement to direct you to a more complete description of the topics described in this summary.

•	Dassault Systèmes Corp., a Delaware corporation, is a wholly-owned subsidiary of Dassault Systèmes S.A., a société anonyme organized under the laws of France. Dassault Systèmes Corp. is a holding company and does not conduct any business operations. Dassault Systèmes is a leading developer of world-class software solutions using three-dimensional digital technology and Product Lifecycle Management software. DS Newco Corp., a Delaware corporation, is a wholly owned subsidiary of Dassault Systèmes Corp. formed for the purpose of participating in the merger. Please read “SUMMARY—The Companies” beginning on page S-1.

•	If the merger is completed:

•	we will be wholly-owned by Dassault Systèmes Corp.;

•	you will be entitled to receive a cash payment of $7.25, without interest, for each share of MatrixOne common stock that you hold;

•	you may be entitled to appraisal rights under the General Corporation Law of the State of Delaware;

•	you will no longer participate in our growth or in any synergies resulting from the merger; and

•	we will no longer be a public company, and MatrixOne common stock will not be quoted on The NASDAQ National Market.

Please read “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER” beginning on page i, “THE MERGER—Reasons for the Merger and Recommendation of the Board of Directors” beginning on page 17, “THE MERGER—Delisting and Deregistration of MatrixOne Common Stock” beginning on page     , and “APPRAISAL RIGHTS” beginning on page 27.

•	For the merger to occur, holders of at least a majority of the outstanding shares of MatrixOne common stock must adopt the merger agreement. Please read “THE SPECIAL MEETING—Vote Required” beginning on page 9.

•	If we consummate an acquisition proposal or enter into an alternative acquisition agreement or if the merger agreement is terminated, we will, under certain circumstances, be required to pay a termination fee in an amount of $14.0 million. Please read “PROPOSAL 1—THE MERGER AGREEMENT—Termination Fees” beginning on page 46.

•	If the merger agreement is terminated, we will, under certain circumstances, be required to pay to Dassault Systèmes Corp. up to $2.0 million as reimbursement for expenses of Dassault Systèmes Corp. actually incurred relating to the transactions contemplated by this Agreement prior to termination. Please read “PROPOSAL 1—THE MERGER AGREEMENT—Termination Fees” beginning on page 46.

•	For U.S. federal income tax purposes, you will generally be treated as if you sold your common stock for the cash received pursuant to the merger. You will recognize taxable gain or loss equal to the difference between the amount of cash received and your adjusted tax basis in the shares of MatrixOne common stock exchanged. Please read “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 30.

S-1

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the proposed merger and the special meeting. You should still carefully read this entire proxy statement, including each of the annexes. In this proxy statement, the terms “MatrixOne,” “Company,” “we,” “our,” “ours,” and “us” refer to MatrixOne, Inc. and its subsidiaries and “Dassault Systèmes Corp.” refers to Dassault Systèmes Corp. and “Dassault Systèmes” refers to Dassault Systèmes S.A. and its subsidiaries, including Dassault Systèmes Corp.

The Special Meeting

Q.	Who is soliciting my proxy?

A.	This proxy is being solicited by our board.

Q.	What matters will be voted on at the special meeting?

A.	You will be asked to vote on the following proposals:

•	to adopt the merger agreement;

•	to approve the adjournment of the meeting, if necessary, to permit the further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement; and

•	to act on other matters and transact such other business, as may properly come before the meeting.

Q.	How does MatrixOne’s board of directors recommend that I vote on the proposals?

A.	Our board recommends that you vote:

•	“FOR” the proposal to adopt the merger agreement; and

•	“FOR” adjournment, if necessary, to permit the further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement.

Q.	What vote is required for MatrixOne’s stockholders to adopt the merger agreement?

A.	In order to adopt the merger agreement, holders of a majority of the outstanding shares of MatrixOne common stock as of the record date must vote “FOR” adoption of the merger agreement.

Q.	What vote is required for MatrixOne’s stockholders to approve an adjournment of the meeting?

A.	The proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement requires the affirmative vote of a majority of the votes cast at the special meeting.

Q.	Who is entitled to vote at the special meeting?

A.	Holders of record of MatrixOne common stock as of the close of business on , 2006, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, shares of MatrixOne common stock, held by approximately holders of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote per share.

Q.	What should I do now?

A.	After carefully reading and considering the information contained in this proxy statement including the annexes hereto, please cause your shares to be voted by returning the enclosed proxy card or submitting a proxy through the Internet or by telephone. You can also attend the special meeting and vote in person. Do NOT enclose or return your stock certificate(s) with your proxy.

i

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will only be permitted to vote your shares on the adoption of the merger agreement if you instruct your broker how to vote. You should follow the procedures provided by your broker regarding the voting of your shares. If you do not instruct your broker to vote your shares on the adoption of the merger agreement, your shares will not be voted, which will have the same effect as a vote against the adoption of the merger agreement, but will be counted as present for purposes of determining the existence of a quorum.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not count as votes cast on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it has the same effect as if you vote against the adoption of the merger agreement.

For the proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not count as votes cast on the proposal to adjourn the meeting, but will count for the purpose of determining whether a quorum is present. As a result, if you abstain, it will have no impact on the outcome of the vote with respect to the adjournment of the meeting, if necessary, to solicit additional proxies.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” adjournment of the meeting, if necessary, to permit further solicitation of proxies, and at the discretion of the proxies on any other matters properly brought before the meeting or any adjournment or postponement thereof for a vote.

Q.	When should I send in my proxy card?

A.	You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. You may revoke your proxy and change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to Deborah Dean, the Corporate Secretary of MatrixOne, stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card by mail, through the Internet or by telephone. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q.	May I vote in person?

A.	Yes. You may attend the special meeting and vote your shares of common stock in person. If you hold shares in “street name” you must provide a legal proxy executed by your bank or broker in order to vote your shares at the special meeting.

The Merger

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of MatrixOne by Dassault Systèmes Corp., pursuant to an agreement and plan of merger, dated as of March 1, 2006, among us, Dassault Systèmes Corp. and its wholly owned subsidiary, DS Newco Corp. In the merger, DS Newco Corp. will merge with and into us, and we will be the surviving corporation. When the merger is completed, we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of Dassault Systèmes Corp.

Q.	If the merger is completed, what will I be entitled to receive for my shares of MatrixOne common stock and when will I receive it?

A.	Upon completion of the merger, you will be entitled to receive $7.25 in cash, without interest, for each share of MatrixOne common stock that you own (unless you are entitled to and properly exercise appraisal rights in connection with the proper procedures under General Corporation Law of the State of Delaware). For example, if you own 100 shares of MatrixOne common stock, you will be entitled to receive $725 in cash, in exchange for your MatrixOne shares. In addition, upon consummation of the merger, all options to acquire shares of MatrixOne common stock not exercised prior to the merger will be cancelled and, to the extent you hold options, you will be entitled to receive a cash payment equal to the amount by which $7.25 exceeds the exercise price for each share of MatrixOne common stock underlying the options.

After the merger closes, Dassault Systèmes Corp. will arrange for a letter of transmittal to be sent to each of our stockholders. The merger consideration will be paid to each stockholder once that stockholder submits the letter of transmittal, properly endorsed stock certificates and any other required documentation.

Q.	Am I entitled to appraisal rights?

A.	Under the General Corporation Law of the State of Delaware, holders of MatrixOne common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair market value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and they comply with the Delaware law procedures explained in this proxy statement. For additional information about appraisal rights, see “Appraisal Rights” beginning on page 48.

Q.	Why is the MatrixOne board recommending the merger?

A.	Our board believes that the merger and the merger agreement are advisable, fair to and in the best interests of MatrixOne and its stockholders and unanimously recommends that you vote “FOR” the adoption of the merger agreement. To review our board’s reasons for recommending the merger, see the section entitled “THE MERGER—Reasons for the Merger and Recommendation of the Board of Directors” on pages 17 through 20 of this proxy statement.

Q.	Will the merger be a taxable transaction to me?

A.	If you are a U.S. holder of MatrixOne common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of MatrixOne common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive pursuant to the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder of MatrixOne common stock, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. See the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” on pages 30 through 33 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger, including the federal, state, local and/or non-U.S. tax consequences, apply to you.

Q.	When is the merger expected to be completed?

A.

We are working towards completing the merger as soon as possible. We currently expect to complete the merger in the second calendar quarter of 2006 following satisfaction or waiver of all the conditions to the merger, including adoption of the merger agreement by our stockholders at the special meeting and expiration or termination of the waiting period under U.S. antitrust law, or other applicable antitrust law. We and Dassault Systèmes Corp. expect to file pre-merger notifications with the U.S. antitrust authorities pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, on or before March 21, 2006. In addition, we and Dassault Systèmes Corp. expect to make competition filings in Germany. We and Dassault Systèmes Corp. may also make competition filings in other foreign jurisdictions.

Q.	Should I send in my MatrixOne stock certificates now?

A.	No. Shortly after the merger is completed, you will receive a letter of transmittal from the exchange agent with written instructions for exchanging your MatrixOne stock certificates. You must return your MatrixOne stock certificates as described in the instructions. You will receive your cash payment from the exchange agent as soon as practicable after the exchange agent receives your MatrixOne stock certificates and any completed documents required in the instructions. PLEASE DO NOT SEND YOUR MATRIXONE STOCK CERTIFICATES NOW.

Q.	What will happen to our directors if the merger agreement is adopted?

A.	If the merger agreement is adopted by our stockholders and the merger is completed, our directors will no longer be directors of the surviving corporation after the consummation of the merger. Our current directors will serve only until the merger is completed.

Q.	What should I do if I have questions?

A.	If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact the Altman Group, our proxy solicitor, toll-free at 1-800-774-4195.

SUMMARY

This summary highlights selected information from this proxy statement. It does not contain all of the information that is important to you. Accordingly, we urge you to read this entire proxy statement and the annexes to this proxy statement.

The Companies

MatrixOne, Inc.

210 Littleton Road

Westford, MA 01886

(978) 589-4000

www.matrixone.com

MatrixOne, Inc., a Delaware corporation, is a provider of collaborative product lifecycle management solutions. MatrixOne solutions bring together people, processes, content and systems throughout global value chains of employees, customers, suppliers and partners to achieve a competitive advantage by bringing the right products and services to market cost-effectively. More than 800 companies across the automotive, aerospace and defense, consumer, machinery, medical device, semiconductor and high-tech industries use MatrixOne solutions to solve their most challenging new product development and introduction problems. MatrixOne is headquartered in Westford, Massachusetts, with locations throughout North America, Europe and Asia-Pacific. MatrixOne common stock is quoted on The NASDAQ National Market under the symbol “MONE.”

Dassault Systèmes Corp.

c/o Dassault Systèmes S.A.

9, Quai Marcel Dassault

B.P. 310, 92156 Suresnes Cedex, France

(33-1) 40-99-40-99

www.3ds.com

Dassault Systèmes Corp., a Delaware corporation, is a wholly-owned subsidiary of Dassault Systèmes S.A., a société anonyme organized under the laws of France. Dassault Systèmes Corp. is a holding company and does not conduct any business operations. Dassault Systèmes S.A. is a leading developer of world-class software solutions using three-dimensional digital technology and product lifecycle management software. Dassault Systèmes S.A. and its subsidiaries, including Dassault Systèmes Corp., are referred to herein as “Dassault Systèmes”. Dassault Systèmes is headquartered in France and employs over 4,000 people worldwide. Dassault Systèmes S.A. has been listed on the Paris Stock Exchange since 1996. It also has a sponsored American Depositary Receipt Program in the United States through JPMorgan Chase Bank. The American Depositary Receipts trade on the NASDAQ National Market under the symbol “DASTY.”

DS Newco Corp.

c/o Dassault Systèmes S.A.

9, Quai Marcel Dassault

B.P. 310, 92156 Suresnes Cedex, France

(33-1) 40-99-40-99

DS Newco Corp., a Delaware corporation, is a direct wholly-owned subsidiary of Dassault Systèmes Corp. and has not engaged in any business activity other than in connection with the merger. If the merger is completed, DS Newco Corp. will cease to exist following its merger with MatrixOne.

The Merger (page 12)

Upon the terms and subject to the conditions of the merger agreement, DS Newco Corp. will be merged with and into us, and each holder of shares of MatrixOne common stock will be entitled to receive $7.25 in cash, without interest, for each share of MatrixOne common stock held immediately prior to the merger (other than shares owned by Dassault Systèmes, DS Newco Corp. or any wholly owned subsidiary of Dassault Systèmes or MatrixOne or held by stockholders who are entitled to and who properly exercise appraisal rights in connection with the proper procedures under General Corporation Law of the State of Delaware) upon surrender of his or her stock certificate(s). As a result of the merger, we will cease to be a publicly traded company and will become a wholly owned subsidiary of Dassault Systèmes Corp. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

The Special Meeting (page 9)

The special meeting will be held on                     , 2006, starting at 10:00 a.m., local time at Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109. At the special meeting, you will be asked to consider and vote upon proposals to adopt the merger agreement, to adjourn the meeting, if necessary, to permit the further solicitation of proxies, and to act on other matters and transact other business, as may properly come before the meeting.

Record Date (page 9)

If you owned shares of MatrixOne common stock at the close of business on                     , 2006, the record date for the special meeting, you are entitled to notice of and to vote at the special meeting. You have one vote for each share of MatrixOne common stock that you own on the record date. As of the close of business on                     , 2006, there were              shares of MatrixOne common stock outstanding and entitled to be voted at the special meeting.

Vote Required (page 9)

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote at the special meeting. The proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies requires the affirmative vote of a majority of the votes cast at the special meeting.

Voting (page 10)

You may grant a proxy by completing and returning the enclosed proxy card or through the internet or by telephone following the instructions on the enclosed proxy card. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee.

Revocability of Proxies (page 10)

You may revoke your proxy at any time before it is voted. If you have not submitted a proxy through your broker or nominee, you may revoke your proxy by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to Deborah Dean, the Corporate Secretary of MatrixOne; or

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in street name, you should follow the instructions of your broker or nominee regarding revocation of proxies.

Recommendation of our Board of Directors (page 9)

After careful consideration, our board has determined, by unanimous vote, that the merger agreement and the merger are advisable, fair to and in the best interests of MatrixOne and its stockholders and has unanimously approved the merger agreement and unanimously recommends that you vote for “FOR” the adoption of the merger agreement.

Opinion of Deutsche Bank Securities, Inc. (page 20)

Deutsche Bank Securities, Inc., our financial advisor, has delivered a written opinion, dated March 1, 2006, to our board as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to the holders of MatrixOne common stock. The full text of Deutsche Bank’s written opinion is attached as Annex B to this proxy statement. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. Deutsche Bank’s opinion was provided to our board in connection with its evaluation of the merger consideration, does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger.

Conditions to the Merger (page 44)

We and Dassault Systèmes Corp. will not complete the merger unless a number of conditions are satisfied or waived. These conditions include:

•	our stockholders must have adopted the merger agreement;

•	the waiting period applicable to consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, must have expired or been terminated;

•	other than the filing of the certificate of merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger and the consummation of the other transactions contemplated by the merger agreement, the failure of which to file, obtain or occur is reasonably likely to have a material adverse effect on us or on Dassault Systèmes Corp., shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a material adverse effect on us or on Dassault Systèmes Corp.;

•	no order suspending the use of this proxy statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the Securities and Exchange Commission or its staff;

•	the absence of any order, executive order, stay, decree, judgment or injunction, or statute, law, rule or regulation enacted, issued, promulgated, enforced or entered by a governmental entity or court making the merger illegal or otherwise prohibiting consummation of the merger or the other transactions contemplated by the merger agreement;

•	our representations and warranties in the merger agreement must be true and correct as of the closing date as though made on the closing date, except where made as of a specific date, in which case they must be true and correct as of such date, except for changes expressly contemplated by the merger agreement, and except where failure to be true and correct without giving effect to any materiality qualifications, individually or in the aggregate, has not had a material adverse effect on us;

•	the representations and warranties of Dassault Systèmes Corp. and DS Newco Corp. in the merger agreement must be true and correct as of the closing date as though made on the closing date, except where made as of a specific date, in which case they shall be true and correct on such date, except for changes expressly contemplated by the merger agreement, and except where failure to be true and correct without giving effect to any materiality qualifications, individually or in the aggregate, has not had a material adverse effect on Dassault Systèmes Corp. and DS Newco Corp.;

•	the performance, in all material respects, by each of us and Dassault Systèmes Corp. of our and its obligations under the merger agreement; and

•	the absence of any instituted or pending action or proceeding in which a governmental entity or court is:

•	challenging or seeking to restrain or prohibit the consummation of the merger or the other transactions contemplated by the merger agreement, or

•	seeking to prohibit or limit in any material respect the ability of Dassault Systèmes Corp. to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation; and

•	the absence of any material adverse effect on us since March 1, 2006.

Termination (page 45)

The merger agreement may be terminated at any time prior to the effective time of the merger:

•	by the mutual written consent of us, Dassault Systèmes Corp. and DS Newco Corp.;

•	by either us or Dassault Systèmes Corp., if:

•	the merger has not been consummated by December 22, 2006, provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement has been a principal cause of or resulted in the failure of the merger to occur on or before December 22, 2006;

•	any governmental entity or court of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

•	the required vote of our stockholders to adopt the merger agreement is not obtained at the meeting of our stockholders where such vote is taken;

•	by Dassault Systèmes Corp., if:

•	our board fails to include in this proxy statement its recommendation that our stockholders vote in favor of adoption of the merger agreement, or withdraws or modifies in a manner adverse to Dassault Systèmes Corp. its recommendation that our stockholders vote in favor of adoption of the merger agreement;

•	our board approves, endorses or recommends to our stockholders an acquisition proposal by any party other than Dassault Systèmes Corp.;

•	a tender offer or exchange offer for our outstanding shares shall have been commenced (other than by Dassault Systèmes Corp. or an affiliate) and our board recommends that our stockholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, our board fails to recommend against acceptance of such offer;

•	we have breached or failed to perform any representation, warranty, covenant or agreement set forth in the merger agreement, which breach or failure to perform would result in the failure of a condition to Dassault Systèmes Corp.’s obligation to effect the merger being satisfied and such breach or failure to perform shall not have been cured within 15 business days following receipt by us of written notice of such breach or failure to perform from Dassault Systèmes Corp.; or

•	there shall have occurred any material adverse effect on us; or

•	by us, if:

•	we enter into an alternative acquisition agreement providing for a superior proposal, provided that we have not breached the no solicitation provisions of the merger agreement and we have paid Dassault Systèmes Corp. the termination fee provided for in the merger agreement; or

•	Dassault Systèmes Corp. or DS Newco Corp. has breached or failed to perform any representation, warranty, covenant or agreement, which breach or failure to perform would result in the failure of a condition to our obligation to effect the merger being satisfied and such breach or failure to perform shall not have been cured within 15 business days following receipt by us of written notice of such breach or failure to perform from us.

Termination Fees (page 46)

The merger agreement obligates us to pay to Dassault Systèmes Corp. up to $2.0 million as reimbursement for expenses of Dassault Systèmes Corp. actually incurred relating to the transactions contemplated by this Agreement prior to termination, if:

•	the merger agreement is terminated by us or Dassault Systèmes Corp. because:

•	the merger has not been consummated by December 22, 2006 as a result of our failure to fulfill either of the conditions set forth in the merger agreement with respect to the truth and correctness of our representations and warranties or our performance of our obligations; or

•	the required vote of our stockholders to adopt the merger agreement was not obtained at the meeting of our stockholders where such vote was taken; or

•	the merger agreement is terminated by Dassault Systèmes Corp. because:

•	we have breached or failed to perform any representation, warranty, covenant or agreement set forth in the merger agreement, which breach or failure to perform would result in the failure of a condition to Dassault Systèmes Corp.’s obligation to effect the merger being satisfied and such breach or failure to perform shall not have been cured within 15 business days following receipt by us of written notice of such breach or failure to perform from Dassault Systèmes Corp.; or

•	there shall have occurred any material adverse effect on us.

The merger agreement obligates us to pay a termination fee to Dassault Systèmes Corp. of $14.0 million if:

•	the merger agreement is terminated by Dassault Systèmes Corp. because:

•	our board fails to include in this proxy statement its recommendation that our stockholders vote in favor of adoption of the merger agreement, or withdraws or modifies in a manner adverse to Dassault Systèmes Corp. its recommendation that our stockholders vote in favor of adoption of the merger agreement;

•	our board approves, endorses or recommends to our stockholders an acquisition proposal by any party other than Dassault Systèmes Corp.; or

•	a tender offer or exchange offer for our outstanding shares shall have been commenced (other than Dassault Systèmes Corp. or an affiliate) and our board recommends that our stockholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, our board fails to recommend against acceptance of such offer; or

•	the merger agreement is terminated by us and we have entered into an alternative acquisition agreement providing for a superior proposal pursuant to and in compliance with the no solicitation provisions of the merger agreement.

The merger agreement also obligates us to pay a termination fee to Dassault Systèmes Corp. of $14.0 million (less any expense reimbursement previously paid) if we consummate an acquisition proposal or enter into an alternative acquisition agreement within 12 months after termination of the merger agreement and the merger agreement was terminated because:

•	the merger has not been consummated by December 22, 2006 or the required vote of our stockholders to adopt the merger agreement was not obtained at the meeting of our stockholders where such vote was taken, and

•	prior to the special meeting of stockholders there shall have been a publicly-announced acquisition proposal that is not withdrawn; or

•	there shall have occurred any material adverse effect on us.

Regulatory Matters (page 30)

Under the provisions of the HSR Act, we and Dassault Systèmes Corp. may not complete the merger until we have made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period has expired or been terminated. We and Dassault Systèmes Corp. expect to file pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on or before March 21, 2006. In addition, we and Dassault Systèmes Corp. expect to make competition filings in Germany. We and Dassault Systèmes Corp. may also make competition filings in other foreign jurisdictions.

Except as noted above with respect to the required filings under the HSR Act and competition filings in foreign jurisdictions, and the filing of a certificate of merger with the Secretary of State of the State of Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Appraisal Rights (page 48)

Under Delaware law, if you do not vote for adoption of the merger agreement and prior to the adoption of the merger agreement at the special meeting you make a written demand and you strictly comply with the other statutory requirements of the General Corporation Law of the State of Delaware, you may elect to receive, in cash, the fair value of your shares of stock in lieu of the $7.25 per share merger consideration as determined by the Delaware Court of Chancery. This value could be more or less than or the same as the merger consideration.

In order to exercise appraisal rights, a holder must demand and perfect the rights in accordance with Section 262 of the General Corporation Law of the State of Delaware, the full text of which is set forth in Annex C to this proxy statement. Your failure to follow the procedures set forth in Section 262 will result in the loss of your appraisal rights.

Material U.S. Federal Income Tax Consequences (page 30)

If the merger is completed, the exchange of common stock by our stockholders for the cash merger consideration will be treated as a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended. Because of the complexities of the tax laws, we advise you to consult your own personal tax advisors concerning the applicable federal, state, local, foreign and other tax consequences of the merger.

Stock Options and Employee Stock Purchase Plan (page 35)

The merger agreement provides that at the effective time of the merger, each option to purchase shares of MatrixOne common stock whether or not then exercisable or vested, including those options held by our directors and executive officers, will terminate in exchange for a payment, without interest, equal to the number of shares of MatrixOne common stock subject to such option multiplied by the amount, if any, by which $7.25 exceeds the exercise price of the option.

We have agreed to terminate our 2000 Employee Stock Purchase Plan as of the last day of the current payment period that ends on or before the effective time of the merger.

Interests of MatrixOne Officers and Directors in the Merger (page 27)

Our directors and executive officers have interests in the merger that may be in addition to, or different from, the interests of our stockholders. For example, if the merger is completed, certain indemnification arrangements for our directors and officers will be continued. The merger agreement also provides that at the effective time of the merger, each option to purchase shares of MatrixOne common stock whether or not then exercisable or vested, including those options held by our directors and executive officers, will terminate in exchange for a payment equal to the number of shares of MatrixOne common stock subject to such option multiplied by the amount, if any, by which $7.25 exceeds the exercise price of the option. In addition, certain of our executive officers are entitled to severance payments in the event that their employment is terminated under certain circumstances in connection with or within a certain period following the merger.

No Solicitation (page 40)

We have agreed that we will not solicit, initiate, or knowingly induce or encourage any inquiry or any proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal by any party other than Dassault Systèmes Corp. or to participate in discussions or furnish non-public information for the purpose of encouraging, facilitating or inducing any inquiries or the making of an acquisition proposal. However, if we determine that a written or oral acquisition proposal constitutes or would be reasonably likely to result in a superior proposal, we may provide information to and engage in discussions with the person making such proposal if our board determines in good faith that the failure to do so would be inconsistent with its fiduciary duties, provided that such person has entered into a confidentiality agreement not less restrictive of such other person than our confidentiality agreement with Dassault Systèmes. We have agreed to promptly to provide Dassault Systèmes Corp. with a copy of any confidentiality agreement entered into in response to an acquisition proposal in these circumstances no later than 24 hours after execution of the confidentiality agreement and to keep Dassault Systèmes Corp. informed of the status and the material terms and conditions of such proposal.

Furthermore, our board may not withhold, withdraw or modify in a manner adverse to Dassault Systèmes Corp. its recommendation of the merger to our stockholders or approve or recommend or cause or permit us or our subsidiaries to enter into an alternative acquisition agreement, or approve or recommend an acquisition proposal. However, our board may withhold, withdraw or modify its recommendation of the merger to our stockholders if our board determines in good faith after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary obligations under applicable law. In addition, if we receive a written proposal that was not made in circumstances involving a breach of the merger agreement and that the board determines in good faith constitutes a superior proposal, we may, at any time before our stockholders adopt the merger agreement, enter into an alternative acquisition agreement and concurrently with entering into such alternative acquisition agreement, terminate the merger agreement pursuant to its terms if:

•	our board provided four business days’ prior written notice to Dassault Systèmes Corp. that it is prepared to enter into an alternative acquisition agreement with respect to such superior proposal and terminate the merger agreement; and

•	during the four business days following receipt of written notice period described above, we and our representatives negotiated in good faith with Dassault Systèmes Corp. and its representatives to make adjustments to the terms of the merger agreement as would enable Dassault Systèmes Corp. to proceed with the transactions contemplated by the merger agreement and, at the end of such period, after taking into account any such adjusted terms, our board again in good faith made the determination that the proposal constitutes a superior proposal.

In addition, in the event of any such termination of the merger agreement, we must pay a $14.0 million termination fee to Dassault Systèmes Corp. concurrently with and as a condition of such termination.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation,

•	the satisfaction of the conditions to consummate the merger, including the adoption of the merger agreement by our stockholders;

•	receipt of necessary approvals under applicable antitrust laws and other relevant regulatory approvals;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceeding that may be instituted against us and others following the announcement of the merger agreement;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees; and

•	other risks detailed in our current filings with the U.S. Securities and Exchange Commission, including our most recent filings on Forms 10-Q and 10-K.

See “WHERE YOU CAN FIND MORE INFORMATION” on page 54 of this proxy statement. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

We are furnishing this proxy statement to you, as a stockholder of MatrixOne, as part of the solicitation of proxies by our board for use at the special meeting of stockholders.

Date, Time, Place and Purpose of the Special Meeting

The special meeting will be held at Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, on                     , 2006, at                     , local time. The purpose of the special meeting is:

•	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 1, 2006, by and among Dassault Systèmes Corp., DS Newco Corp. and MatrixOne, Inc., as such may be amended from time to time.

•	To approve adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement.

•	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Recommendation of Our Board of Directors

Our board has, by unanimous vote, determined that the merger agreement and the merger are advisable, fair to and in the best interests of MatrixOne and its stockholders, and has unanimously approved the merger agreement. Our board unanimously recommends that our stockholders vote “FOR” adoption of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

The holders of record of shares of MatrixOne common stock as of the close of business on                     , 2006, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.

On the record date, there were             shares of MatrixOne common stock outstanding held by approximately             stockholders of record. Holders of a majority of the shares of MatrixOne common stock issued and outstanding as of the record date and entitled to vote at the special meeting must be present in person or represented by proxy at the special meeting to constitute a quorum to transact business at the special meeting. Both abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn the meeting to solicit additional proxies.

Vote Required

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of MatrixOne common stock outstanding on the record date and entitled to vote at the special meeting.

Each holder of a share of MatrixOne common stock is entitled to one vote per share. Failure to vote your proxy by returning a properly executed proxy card or to vote in person will have the same effect as a vote “AGAINST” adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment, if necessary, to permit further solicitation of proxies.

Brokers or other nominees who hold shares of MatrixOne common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of MatrixOne common stock will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment, if necessary, to permit further solicitation of proxies.

Voting

Stockholders may vote their shares by attending the special meeting and voting their shares of MatrixOne common stock in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope or through the internet or by telephone following the instructions on the enclosed proxy card. All shares of MatrixOne common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a stockholder and returned without instructions, the shares of MatrixOne common stock represented by the proxy will be voted “FOR” adoption of the merger agreement, and the adjournment, if necessary, to permit further solicitation of proxies.

Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact the Altman Group, our proxy solicitor, toll-free at 1-800-774-4195.

Stockholders who hold their shares of MatrixOne common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of MatrixOne common stock how to vote their shares or obtain a legal proxy from the record holder to vote their shares at the special meeting.

Revocability of Proxies

You can revoke your proxy at any time before it is voted at the special meeting by:

•	giving written notice of revocation to Deborah Dean, the Corporate Secretary of MatrixOne;

•	submitting another properly completed proxy bearing a later date; or

•	voting in person at the special meeting.

If your shares of MatrixOne common stock are held in the name of a bank, broker, trustee or other holder of record, you must follow the instructions of your broker or other holder of record to revoke a previously given proxy.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of MatrixOne common stock and in obtaining voting instructions from those owners. We will pay the costs of this proxy solicitation, including all expenses of filing, printing and mailing this proxy statement.

We have retained the Altman Group to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of approximately $7,000.00 plus expenses relating to the solicitation.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to matters specifically designated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, we intend that shares of MatrixOne common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card.

In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting. Any adjournment may be made without notice by an announcement made at the special meeting. If the persons named as proxies on the proxy card are asked to vote for one or more adjournments of the meeting for matters incidental to the conduct of the meeting, such persons will have the authority to vote in their discretion on such matters. However, if the persons named as proxies on the proxy card are asked to vote for one or more adjournments of the meeting to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement, they will only have the authority to vote on such matter as instructed by you or your proxy or, with respect to validly submitted proxies for which no instructions are provided, in favor of such adjournment. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already granted their proxies to revoke them at any time prior to their use.

THE MERGER

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

From time to time, MatrixOne’s management team and board of directors have reviewed and assessed various operating and strategic alternatives. In conjunction with the development of our fiscal 2006 operating plan between March and June 2005, we concluded that MatrixOne had insufficient size and profitability compared to the best performing enterprise software vendors and that our revenues needed to be increased significantly in order to improve operating margins and stockholder returns. As a result, we examined growth plans based upon a combination of organic initiatives and strategic alternatives, including the possible acquisition of smaller software companies and/or the combination of MatrixOne with a larger company.

During March and early April 2005, four software vendors approached Mark O’Connell, our President and CEO, regarding MatrixOne’s interest in evaluating a potential business combination. At various times, both before and after these approaches, Mr. O’Connell and members of our board of directors were contacted by certain of our stockholders, expressing the view that MatrixOne should review its strategic alternatives, including a possible sale of the company.

At a meeting held on April 15, 2005, the Mergers and Acquisitions Committee, a standing committee of the board of directors responsible for reviewing and making recommendations to the full board regarding potential merger and acquisition transactions, strategic alliances and joint ventures, recommended that MatrixOne retain a financial advisor to assist in the evaluation of potential strategic alternatives. Thereafter, the Committee interviewed several investment banking firms and recommended to the board of directors that Deutsche Bank Securities Inc., whom we refer to as Deutsche Bank, be retained as MatrixOne’s financial advisor.

On April 22, 2005, MatrixOne received an unsolicited expression of interest from one of the four software vendors for a potential business combination for cash and stock consideration of $5.85 per MatrixOne share based on then current market prices.

On April 26, 2005, we announced that we were delaying the release of our financial results for the third fiscal quarter ended April 2, 2005 pending a review of certain revenue recognition practices. This review ultimately resulted in a restatement of our previously filed financial statements, and a delay until November 8, 2005 in the filing of our Quarterly Report on Form 10-Q for our third fiscal quarter ended April 2, 2005 and until November 9, 2005 in the filing of our Annual Report on Form 10-K for our fiscal year ended July 2, 2005.

On May 12, 2005, our board of directors authorized the retention of Deutsche Bank and an engagement letter was executed on May 26, 2005.

During May 2005, Mr. O’Connell and Brad Hafer, our Vice President of Corporate Development, held telephone conferences and meetings with representatives of the four software vendors that had contacted MatrixOne to discuss a potential business combination.

In June 2005, at the direction of our board of directors, Deutsche Bank contacted the four software vendors that had previously contacted MatrixOne plus five additional potential strategic partners, including Dassault Systèmes. Following the initial contact with these parties, members of our management team, along with representatives of Deutsche Bank, held telephone conference calls and meetings with certain of these nine potentially interested parties (not including Dassault Systèmes) and their financial advisors to present information regarding our business.

At a meeting of our board of directors held on June 28, 2005, Deutsche Bank provided an overview of the solicitation process and activities undertaken to date, and the board directed Deutsche Bank to continue the process and seek preliminary expressions of interest from the potentially interested parties in late July 2005.

At a July 26, 2005 meeting of our board of directors, Deutsche Bank provided an update on the solicitation process. Given the continuing financial statement review, the board of directors determined that Deutsche Bank should notify the potentially interested parties that the deadline for providing preliminary expressions of interest would be extended until late August 2005.

At a meeting of our board of directors held on September 1, 2005, Deutsche Bank provided a further update, including a review of two preliminary expressions of interest that had been received in August 2005. One, from the software vendor that had submitted an unsolicited expression of interest on April 22, 2005, was for $6.32 in cash and stock consideration per MatrixOne share based on then current market prices, and the other, from another of the four software vendors that had previously contacted MatrixOne, was for $6.00 in cash per MatrixOne share. The consensus of the board was that the process of soliciting preliminary expressions of interest should be suspended until the financial review and restatement was completed and all required periodic reports were filed with the Securities and Exchange Commission, although the board of directors instructed management to continue diligence discussions with prospective strategic partners.

On September 27, 2005, Mr. O’Connell received an unsolicited letter from another one of the four software vendors that had previously contacted MatrixOne, expressing interest in a potential cash transaction at a range of $6.60 to $7.10 per MatrixOne share, subject to the receipt of financing.

At an October 25, 2005 meeting of our board of directors, Deutsche Bank provided an update on the solicitation process and reviewed the three preliminary expressions of interest received in August and September 2005 that ranged from $6.00 to $7.10 per MatrixOne share. The board discussed these preliminary expressions of interest, MatrixOne’s prospects to continue operating as an independent company, and the status of the ongoing financial review and restatement. The consensus of the board was to resume the solicitation process once the financial review and restatement was completed, with the goal of receiving updated and any additional expressions of interest by mid-December.

On November 8, 2005, we filed our Quarterly Report on Form 10-Q for our third fiscal quarter ended April 2, 2005, and on November 9, 2005 we filed our Annual Report on Form 10-K for our fiscal year ended July 2, 2005. These filings completed our financial review and restatement.

Between September and December 2005, Deutsche Bank contacted 12 potential strategic and financial partners, consisting of the six parties (including Dassault Systèmes) initially contacted by Deutsche Bank in June 2005 that had expressed interest in a potential transaction, plus six additional parties. During this time period Deutsche Bank did not contact the other three parties that it had initially contacted in June 2005 because such parties had declined interest in a potential transaction. We signed confidentially agreements with and provided due diligence materials to nine of these parties, and made management presentations to eight, including Dassault Systèmes, who signed a confidentially agreement on November 21, 2005.

On December 1, 2005, Deutsche Bank reported on the current status of the solicitation process at a meeting of the MatrixOne board of directors. The board determined that MatrixOne’s management would prepare an online data room to facilitate due diligence for potentially interested parties at the appropriate time. Given the longer than anticipated period to complete the financial restatement and MatrixOne’s intervening annual meeting of stockholders, the board also determined that potentially interested parties would be directed to provide preliminary expressions of interest in early January 2006, to be followed by more definitive proposals later in January 2006 after more detailed due diligence.

On December 7 and 8, 2005, members of MatrixOne’s senior management team, including Mr. O’Connell, Mr. Hafer, Gary Hall, our Senior Vice President of Finance and Chief Financial Officer, Michael Segal, our

Senior Vice President of Global Sales, Services and Marketing, Sam Zawaideh, our Senior Vice President of Products, Solutions and Customer Support, David McNelis, our Senior Vice President of Engineering, and Susan Villare, our Vice President of Financial Planning & Analysis, met in Boston with members of the Dassault Systèmes management team, including Thibault de Tersant, Chief Financial Officer, Geraldine Nithart-Riva, Investor Relations & Corporate Finance, Joel Lemke, President of Dassault Systèmes of America, a Dassault Systèmes subsidiary, and Stéphane Declee, Vice President of R&D of Enovia, a Dassault Systèmes subsidiary, and provided an overview of MatrixOne and its products and financial position. Representatives of Morgan Stanley, Dassault Systèmes’ financial advisor, and Deutsche Bank also were present at this meeting. Following these presentations, Mr. de Tersant indicated Dassault Systèmes’ interest in continuing discussions regarding a possible acquisition of MatrixOne pending further due diligence.

At the December 12 and December 19, 2005 meetings of our board of directors, Deutsche Bank provided updates on the solicitation process.

On December 21, 2005, Messrs. O’Connell, Hall and Hafer, Ms. Villare and representatives of Deutsche Bank held a teleconference with Ms. Nithart-Riva and Tom Emmrich, CFO of Enovia, and representatives of Morgan Stanley. During this teleconference, we reviewed in detail our financial statements and the effect of our recently completed restatement. Messrs. McNelis and Hafer also had a teleconference with Mr. Declee regarding certain product and technology questions as a follow-up to the December 7 and 8, 2005 meetings.

On January 9, 2006, Messrs. Hafer, Zawaideh and McNelis and representatives of Deutsche Bank held a teleconference with Messrs. de Tersant and Declee, Ms. Nithart-Riva and representatives of Morgan Stanley to discuss additional technical due diligence requests necessary to complete Dassault Systèmes’ analysis of a potential transaction with MatrixOne.

On January 11, 2006, Deutsche Bank reported to our board of directors regarding written and oral preliminary expressions of interest received to date from six parties, of which four provided for cash transactions ranging from $5.75 to $6.50 per MatrixOne share, one provided for a cash transaction “at market” with the potential for slight premium (the market price of our common stock was $5.30 on January 10, 2006), subject to the receipt of financing, and one provided for a mixed cash and stock transaction of $6.16 per MatrixOne share based on then current market prices. Dassault Systèmes did not provide a preliminary expression of interest prior to this meeting. Based upon the preliminary expressions of interest received, the board determined to grant two parties access to the online data room on January 12, 2006 to conduct detailed due diligence, and follow-up diligence meetings with these two parties were scheduled. Deutsche Bank was directed to contact the other four parties who had provided preliminary expressions of interest to see if they would consider increasing their indicative price range in order to continue in the process and be granted access to the online data room. None indicated a willingness to do so at that time.

On January 12 and 13, 2006, representatives of Dassault Systèmes met in Boston with members of MatrixOne’s engineering staff. The Dassault Systèmes team was led by Mr. Declee, and included Alain Quemat, R&D Director of Enovia Infrastructure, Philippe Poelaert, R&D Manager of Enovia, Florence Hu-Aubigny, R&D Director of Enovia Architecture, and Richard Semmes, R&D Director of Enovia LCA Applications. Representatives of MatrixOne were Mr. McNelis, William Ruccio, Vice President of Software Engineering, and David Tewksbary, Vice President of Advanced Research. Discussions focused on detailed technical architecture and potential integration and future product opportunities for MatrixOne’s and Dassault Systèmes’ products.

On January 19, 2006, Deutsche Bank provided a form of cash merger agreement prepared by Wilmer Cutler Pickering Hale and Dorr LLP, our legal counsel whom we refer to as WilmerHale, to the two parties who had been granted access to the online data room.

On January 20, 2006, Dassault Systèmes submitted a written, preliminary expression of interest of $6.10 cash per MatrixOne share.

On January 24, 2006, Deutsche Bank provided an update to the MatrixOne board of directors regarding the process, including the preliminary expression of interest received from Dassault Systèmes on January 20, 2006 and the feedback that none of the four parties that had submitted preliminary expressions of interest but not been granted access to the online data room was willing to increase its value range meaningfully in order to continue in the process. The board of directors instructed Deutsche Bank to communicate to the two parties who had been granted access to the online data room that final proposals, together with a proposed form of merger agreement based upon the form provided by WilmerHale, should be submitted by February 10, 2006.

Between January 24 and 29, 2006, representatives of Deutsche Bank reviewed the Dassault Systèmes preliminary expression of interest with representatives of Morgan Stanley and indicated that Dassault Systèmes would not be allowed to continue in the process or be granted access to the online data room unless it was willing to increase its value range meaningfully.

On January 30, 2006, Mr. O’Connell called Mr. de Tersant directly to inform him that based upon its preliminary expression of interest, Dassault Systèmes would not be permitted to remain in the process. Mr. O’Connell informed Mr. de Tersant that if Dassault Systèmes were willing to increase its bid, Dassault Systèmes would be granted access to the online data room and be allowed to continue in the process. Mr. de Tersant indicated that Dassault Systèmes would be willing to improve its bid and would be able to provide a final proposal and proposed form of merger agreement by the February 10, 2006 deadline. On January 31, 2006, Dassault Systèmes was given access to the online data room.

On February 7, 2006, Mr. McNelis met with Messrs. Declee and Semmes at Deutsche Bank’s offices in Boston, with Mr. Zawaideh participating by telephone. They discussed products and architectures, including the positioning of joint product portfolios, as well as MatrixOne’s research and development organization.

On February 8, 2006, we announced financial results for our second fiscal quarter ended December 31, 2005 and hosted a conference call open to the public. Also on February 8, 2006, we filed our Quarterly Report on Form 10-Q for our second fiscal quarter ended December 31, 2005.

On February 9, 2006, Deutsche Bank informed interested parties that the date for submission of proposals would be extended to February 15, 2006 in light of the later than anticipated announcement of MatrixOne’s financial results for the second fiscal quarter ended December 31, 2005.

Also on February 9, 2006, Mr. O’Connell called Mr. de Tersant to provide him with an update on the financial results of MatrixOne’s second fiscal quarter and to describe the information conveyed during the February 8, 2006 conference call with investors. Mr. O’Connell also confirmed with Mr. de Tersant the continued interest of Dassault Systèmes in a possible transaction with MatrixOne and the process for submitting final proposals.

On February 10, 2006, Mr. O’Connell received a phone call from one of the software vendors that previously had submitted several expressions of interest but had been unwilling to increase its price range further. This party now indicated that it would be willing to increase the value range set forth in its existing expression of interest, had conducted preliminary discussions with third parties to arrange external financing and was interested in being included in the process. As a result of this indication, this party was also given access to the online data room on February 10, 2006 to complete its due diligence.

At a board meeting held on February 13, 2006, Deutsche Bank provided a process update, and the board’s consensus was to proceed with the scheduled deadline of February 15, 2006 for final proposals to be submitted.

On February 15, 2006, MatrixOne received proposals, together with proposed merger agreements, from two parties, Dassault Systèmes and the party that had been given access to the online data room on February 10, 2006. The other five parties that had submitted preliminary expressions of interest prior to January 24, 2006, including the other two parties that had been given access to the online data room, did not submit proposals.

Dassault Systèmes’ proposal was for a cash merger of $6.80 per MatrixOne share. The other party’s proposal provided for either a cash merger of $7.25 per MatrixOne share, subject to receipt of equity financing that was not yet committed, or mixed cash and stock consideration of $7.22 per MatrixOne share based upon then current market prices. Under either structure proposed by the other party, approval of the transaction by the other party’s stockholders would also be required. The Dassault Systèmes’ proposal and the proposal from the other party were each conditioned upon MatrixOne entering into an agreement under which it would be required to negotiate exclusively with the proponent and would be prohibited from soliciting offers from or negotiating with any other party.

At a board meeting held on February 17, 2006, Deutsche Bank reviewed the proposals and WilmerHale outlined various terms in the proposed merger agreements. The board of directors discussed the benefits, risks and conditions associated with, and the perceived relative value of, each proposal. In particular, the board noted that Dassault Systèmes’ proposal was not conditioned on Dassault Systèmes’ receipt of financing or stockholder approval, while the proposal from the other party was conditioned upon stockholder approval and, in the cash form, was also conditioned upon a proposed equity financing with no commitment letter regarding such financing having been obtained. The board also noted that, in the mixed cash and stock form, the other party’s proposal carried the risk of a change in the value of the consideration to be received by MatrixOne stockholders due to the fact that the value of the stock component would float as the other party’s stock price moved. Following discussion, the board of directors authorized Mr. O’Connell to execute an exclusivity agreement with Dassault Systèmes, provided that Dassault Systèmes increased the amount of its proposal to a level competitive with the nominal consideration provided for in the mixed cash and stock proposal submitted by the other party, and agreed to modify the termination provisions in the proposed merger agreement, including to grant MatrixOne the unilateral right to terminate the merger agreement to accept a superior proposal upon payment of a reasonable termination fee.

Later on February 17, 2006, Mr. O’Connell spoke with Mr. de Tersant and indicated that MatrixOne had received another proposal for $7.25 per share and that Dassault Systèmes needed to increase the amount of its proposal to a level competitive with the consideration offered by the other party and modify the termination provisions in the merger agreement in order for MatrixOne to enter into an exclusivity agreement with Dassault Systèmes.

On February 18, 2006, Mr. de Tersant responded that Dassault Systèmes would increase its proposal to $7.25 per share and would negotiate reasonable termination provisions, provided that MatrixOne entered into an agreement providing that for 15 days it would not solicit or negotiate with any other party regarding a potential business combination.

Between February 18 and 20, 2006, representatives of WilmerHale and Deutsche Bank negotiated various non-solicit and termination provisions in the proposed merger agreement, as well as the terms of an exclusivity agreement, with representatives of Ropes & Gray LLP, legal counsel to Dassault Systèmes, and Morgan Stanley.

On February 20, 2006, MatrixOne executed the exclusivity agreement with Dassault Systèmes.

Between February 21 and March 1, 2006, representatives of WilmerHale and Ropes & Gray engaged in further negotiations regarding the terms of the merger agreement.

On February 22, 2006, Mr. O’Connell met with Bernard Charlès, CEO of Dassault Systèmes, to discuss the opportunities for the combined companies and the potential sequence of events to follow.

Between February 22 and March 1, 2006, representatives of Dassault Systèmes and Morgan Stanley conducted continued financial, organization and product due diligence in Boston and Westford, Massachusetts, including in meetings with representatives of MatrixOne and Deutsche Bank.

At a board meeting held on February 27, 2006, representatives of WilmerHale and Deutsche Bank reviewed the current status of negotiations with Dassault Systèmes, including the points remaining to be negotiated in the merger agreement, and the anticipated process and timing of reaching a definitive agreement with Dassault Systèmes that could be presented to the board for consideration.

On March 1, 2006, our board of directors held a special meeting to consider whether to approve the merger agreement. During this meeting:

•	Mr. O’Connell reviewed recent negotiations and discussions with Dassault Systèmes, including the status of final issues in the proposed merger agreement;

•	a representative of WilmerHale outlined the principal terms of the definitive merger agreement and the legal duties and responsibilities of the board of directors;

•	the directors compared the value of the $7.25 cash consideration offered under the merger agreement with Dassault Systèmes to the proposal for a cash-and-stock transaction received from the other party and previously considered by the board of directors; and

•	representatives of Deutsche Bank reviewed various financial analyses and delivered to the board of directors its oral opinion, later confirmed in writing, that, as of such date, and subject to the matters and assumptions set forth in the opinion, the $7.25 per share in cash consideration was fair, from a financial point of view, to the holders of MatrixOne common stock.

After discussion and deliberation on the proposed transaction, our board of directors unanimously determined that the merger agreement and the merger are advisable and in the best interests of the MatrixOne stockholders, approved the merger agreement and its execution and resolved to recommend that our stockholders adopt the merger agreement.

MatrixOne and Dassault Systèmes executed the merger agreement at approximately 7:00 p.m., Boston time, on March 1, 2006, and made a public announcement at approximately 1:00 a.m., Boston time, on March 2, 2006.

Reasons for the Merger and Recommendation of Our Board of Directors

In the course of reaching its decision to approve the merger agreement, our board consulted with senior management and our financial and legal advisors, and reviewed a significant amount of information and considered a number of factors, including the following:

•	the value of the consideration to be received by our stockholders pursuant to the merger agreement, as well as the fact that stockholders will receive the consideration in cash, which provides certainty of value to our stockholders compared to a transaction in which they would receive stock or other non-cash consideration;

•	the fact that the $7.25 per share in cash to be paid as the consideration in the merger represents a premium of 27% to the average trading price of our common stock for the 30 days prior to February 28, 2006 (the day before the merger agreement was signed) and a 19% premium to the closing price on February 28, 2006, as well as the fact that the consideration represents an enterprise value, or market capitalization less our cash and equivalents, of $309 million, which is a premium of 45% to our average enterprise value of $213 million for the 30 days prior to February 28, 2006 and 31% to our enterprise value of $236 million on February 28, 2006;

•	the financial analysis presented by Deutsche Bank as well as the written opinion of Deutsche Bank to the effect that, as of March 1, 2006, and based upon and subject to the considerations described in its opinion, the $7.25 per share in cash consideration to be paid to the holders of our common stock pursuant to the merger agreement is fair, from a financial point of view, to our stockholders;

•	the process undertaken to solicit potential strategic partners and selected financial partners as to their potential interest in a business combination with MatrixOne;

•	the board’s belief that the merger was more favorable to our stockholders than any other alternative reasonably available to us and our stockholders, including the alternative of remaining a stand-alone, independent company, and, in light of the form and amount of consideration offered relative to the other proposals and expressions of interest and the risks and uncertainties associated with being able to enter into and consummate the Dassault Systèmes transaction as compared to the risks and uncertainties associated with the other proposals and expressions of interest, represented the best reasonably available value of any of the proposals and expressions of interest submitted by third parties in MatrixOne’s solicitation process;

•	the board’s assessment of the challenges facing MatrixOne if it remained as a stand-alone, independent company, including:

•	our prospects for competing with other companies with greater resources, including the resulting need for MatrixOne to maintain global operations and invest substantial sums for continued development and enhancement of our technology;

•	the size and lengthy sales cycle for many of our revenue transactions, coupled with the limited number of revenue transactions per quarter, making stability and predictability of quarterly revenues and profits difficult;

•	our inability to increase revenues substantially over the past four years, and the challenges associated with achieving increasing and sustainable levels of profitability in the future without significantly greater revenue levels; and

•	the limited consolidation opportunities for MatrixOne to make acquisitions to achieve greater scale;

•	historical and current information concerning our business, financial performance and condition, operations, technology, management and competitive position, and current industry, economic and market conditions, including consolidation and pricing trends;

•	the internal estimates of our future financial performance we provided to third parties, including Dassault Systèmes, as well as the potential impact on such future financial performance if the challenges and risks to our business were in fact realized;

•	the then current financial market conditions, and historical market prices, volatility and trading information with respect to our common stock, including the possibility that if we remained as a publicly-owned corporation, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $7.25 per share cash price to be paid pursuant to the merger;

•	the terms and conditions of the merger agreement, including:

•	the ability of the board, under certain circumstances, to furnish information to and conduct negotiations with a third party and, upon the payment to Dassault Systèmes of a termination fee of $14.0 million, to terminate the merger agreement to accept a superior proposal; and

•	the board’s belief that the $14.0 million termination fee payable to Dassault Systèmes was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a superior proposal;

•	the likelihood that the merger will be consummated, in light of Dassault Systèmes’ financial capability and the absence of any financing or Dassault Systèmes’ stockholder approval condition to its obligations to complete the merger; and

•	the fact that under Delaware law, our stockholders who do not vote in favor of the merger and comply with other specified procedures have the right to demand an appraisal of the fair value for their shares by the Delaware Court of Chancery and to be paid such fair value in cash.

In the course of its deliberations, our board also considered a variety of risks and other countervailing factors, including:

•	the risks and costs to us if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on our relationships with customers, alliance partners and vendors, and the fact that we would be obligated to pay up to $2.0 million of Dassault Systèmes Corp.’s expenses incurred in connection with the merger agreement under certain circumstances;

•	the restrictions that the merger agreement imposes on soliciting competing bids, and the fact that we would be obligated to pay the $14.0 million termination fee to Dassault Systèmes Corp. under certain circumstances;

•	the fact that we will no longer exist as an independent, publicly traded company and our stockholders will no longer participate in any of our future earnings or growth and will not benefit from any appreciation in the value of our company;

•	the fact that MatrixOne had previously received a proposal for a mixed stock and cash transaction based on a fixed exchange ratio, subject to additional conditions including the proponent’s requirement to obtain stockholder approval, that provided nominal consideration of $7.22 per share as of the date MatrixOne’s board of directors authorized the execution of the exclusivity agreement with Dassault Systèmes based upon the closing market price on February 16, 2006 and provided nominal consideration of $7.56 per share on the date the board approved the merger based upon closing market price on February 28, 2006;

•	the fact that if MatrixOne did not execute the merger agreement with Dassault Systèmes prior to the termination of the exclusivity agreement, the $7.25 cash offer could have been revoked and MatrixOne may not have had another opportunity to enter into a merger agreement with Dassault Systèmes at that price;

•	the fact that if MatrixOne did not execute the merger agreement with Dassault Systèmes there was no assurance that the party that had proposed a cash-and-stock transaction would still be willing to negotiate towards a transaction on those terms or that such transaction would have a market price in excess of $7.25 per MatrixOne share;

•	the fact that gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•	the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger; and

•	the interests of our officers and directors in the merger described below under “THE MERGER—Interests of MatrixOne Officers and Directors in the Merger.”

The foregoing discussion of the factors considered by our board is not intended to be exhaustive, but does set forth all of the material factors considered by the board. Our board collectively reached the unanimous conclusion to approve the merger agreement in light of the various factors described above and other factors that each member of our board felt were appropriate. In view of the wide variety of factors considered by our board in connection with its evaluation of the merger and the complexity of these matters, our board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board. Rather, our board made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with its legal counsel and its financial advisors, our board determined that the merger agreement was advisable, fair to and in the best interests of our stockholders. Accordingly, our board unanimously approved the merger agreement. Our board unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Deutsche Bank Securities Inc.

Deutsche Bank Securities Inc., referred to in the proxy statement as Deutsche Bank, has acted as financial advisor to MatrixOne in connection with the merger. At the March 1, 2006 meeting of the MatrixOne Board of Directors, Deutsche Bank delivered its oral opinion, subsequently confirmed in writing as of the same date, to the MatrixOne Board of Directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the $7.25 per share cash consideration to be received by the holders of shares of MatrixOne common stock pursuant to the merger was fair, from a financial point of view, to MatrixOne stockholders.

The full text of Deutsche Bank’s written opinion, dated March 1, 2006, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. You are urged to read the Deutsche Bank opinion in its entirety. The summary of the Deutsche Bank opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Deutsche Bank opinion.

In connection with Deutsche Bank’s role as financial advisor to MatrixOne, and in arriving at its opinion, Deutsche Bank has, among other things:

•	reviewed certain publicly available financial information and other information concerning Dassault Systèmes and MatrixOne and certain internal analyses and other information furnished to it by MatrixOne;

•	reviewed the reported prices and trading activity for the common stock of MatrixOne;

•	compared certain financial and stock market information for MatrixOne with similar information for certain other companies whose securities are publicly traded;

•	reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part;

•	reviewed the terms of the merger agreement; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning MatrixOne, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of MatrixOne. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of MatrixOne as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. The Deutsche Bank opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of such opinion.

For purposes of rendering its opinion, Deutsche Bank assumed that, in all respects material to its analysis:

•	the representations and warranties of MatrixOne, DS Newco Corp. and Dassault Systèmes Corp. contained in the Merger Agreement are true and correct;

•	MatrixOne, DS Newco Corp. and Dassault Systèmes Corp. will each perform all of the covenants and agreements to be performed by it under the Merger Agreement;

•	all conditions to the obligations of each of MatrixOne, DS Newco Corp. and Dassault Systèmes Corp. to consummate the Merger will be satisfied without any waiver thereof;

•	all material governmental, regulatory or other approvals and consents required in connection with the completion of the transactions contemplated by the Merger Agreement will be obtained; and

•	in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either MatrixOne or Dassault Systèmes is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an adverse effect on MatrixOne or materially reduce the contemplated benefits of the merger to MatrixOne.

Set forth below is a brief summary of certain financial analyses performed by Deutsche Bank in connection with its opinion and reviewed with the MatrixOne Board of Directors at its meeting on March 1, 2006. The summary set forth below does not purport to be a complete description of Deutsche Bank’s analyses. The following summary includes information presented in tabular format. In order to understand fully the financial analyses used by Deutsche Bank, the tables must be read together with the text of each summary.

Historical Stock Performance

Deutsche Bank reviewed and analyzed recent and historical market prices and trading volumes for MatrixOne common stock from February 27, 2004 through February 28, 2006. Deutsche Bank noted that the $7.25 per share price of MatrixOne common stock in cash to be received by MatrixOne’s stockholders exceeded the historical trading range of share prices from February 28, 2005 through February 28, 2006. In addition, Deutsche Bank noted that the MatrixOne share price last traded at $7.25 on June 24, 2004.

The following table summarizes Deutsche Bank’s finding of the range of premiums represented by the $7.25 price per share to be paid pursuant to the Merger Agreement to MatrixOne’s fully-diluted equity market valuation based on its closing price on February 28, 2006 (“Equity Value”), and to MatrixOne’s fully-diluted equity market valuation plus the principal amount of any debt, reduced by the amount of its cash and cash equivalents (“Enterprise Value”) on February 28, 2006, from one day prior to March 1, 2006 to the average closing price for the last 12 months, with emphasis on the premiums over the average closing price one week and one month prior to March 1, 2006:

Premium analysis

	Average Price	Implied Premium to
Period		Equity	Enterprise
1 Day	$6.07	19%	30%
1 Week	$5.84	24%	37%
1 Month	$5.67	28%	50%
3 Months	$5.29	37%	66%
6 Months	$5.15	41%	70%
LTM	$4.98	46%	78%

Analysis of Selected Publicly Traded Companies

Deutsche Bank compared certain financial information and commonly used valuation measurements for MatrixOne to corresponding information and measurements for a group of five publicly traded companies that participate in part or in whole in the CAD/CAM/CAE and product lifecycle management market. This group consisted of Dassault Systèmes S.A., Parametric Technology Corp., MSC Software Corp., Telelogic, and Agile Software Corp. (the “Selected Companies”). Comparison was also made to nine other selected enterprise application companies as a group, which consisted of SSA Global Technologies Inc., Filenet Corp., Open Text Corp., Manhattan Associates Inc., Vignette Corp., Interwoven Inc., i2 Technologies Inc., Stellent Inc. and Manugistics Group Inc. Such financial information and valuation measurements included, among other things: fully-diluted equity market valuation; Enterprise Value; ratio of Enterprise Value to revenue; the ratio of Enterprise Value to earnings before interest, taxes, depreciation and amortization (“EBITDA”); the ratio of earnings (before interest and taxes) to revenue (“EBIT Margin”); and the year to year revenue growth with respect to the last prior fiscal quarter. To calculate the revenue multiples for MatrixOne and the Selected Companies, Deutsche Bank used financial projections provided by MatrixOne’s management team and publicly available information concerning historical and projected financial performance for the Selected Companies and the selected enterprise applications companies, including published historical financial information and earnings projections and estimates reported by selected equity research analysts.

Given MatrixOne’s lack of EBIT Margin, Deutsche Bank selected Enterprise Value as a multiple of revenue as an appropriate measure of comparison. Deutsche Bank noted that, based on stock prices as of the close of business on February 28, 2006:

•	the range of revenue multiples for the Selected Companies and the other enterprise application companies as a group, on a calendar year 2005 basis, was 1.4x to 5.6x; and the range of implied share prices of MatrixOne common stock based upon a selected range of revenue multiples, on a calendar year 2005 basis, of 1.5x to 2.25x was $5.00 to $6.61; and

•	the range of revenue multiples for the Selected Companies and the other enterprise application companies as a group, on an estimated calendar year 2006 basis, was 1.2x to 4.7x; and the range of implied share prices of MatrixOne common stock based upon a selected range of revenue multiples, on an estimated calendar year 2006 basis, of 1.25x to 2.0x was $5.19 to $7.24.

Deutsche Bank noted that the $7.25 per share price of MatrixOne common stock in cash to be received by MatrixOne’s stockholders was above the range of implied share prices of MatrixOne common stock based upon Deutsche Bank’s judgment as to an appropriate range of revenue multiples.

None of the companies utilized as a comparison are identical to MatrixOne. Accordingly, Deutsche Bank believes the analysis of selected publicly traded companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the Selected Companies and the other enterprise application companies and other factors that could affect the public trading value of such companies.

Analysis of Selected Precedent Transactions

Deutsche Bank reviewed the financial terms, to the extent publicly available, of eight proposed, pending or completed merger and acquisition transactions announced since January 1, 2005 involving software companies (the “Selected Transactions”). Deutsche Bank calculated various financial multiples based on certain available information for each of the Selected Transactions, including publicly available SEC filings and press releases and projections and estimates from equity research analyst reports available at the time of the transaction announcements, and compared them to corresponding financial multiples for the merger. All multiples for the Selected Transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the periods in which the Selected Transactions occurred. The following transactions were reviewed:

Announcement Date	Target	Acquiror
02/16/2006	Fluent	Ansys, Inc.
01/05/2006	Datastream Systems, Inc.	Infor Global Solutions
08/22/2005	Plumtree Software	BEA Systems
08/03/2005	Epiphany, Inc.	SSA Global Technologies
05/31/2005	ABAQUS, Inc.	Dassault Systèmes Corp.
03/08/2005	Retek, Inc.	SAP/Oracle Corporation (multiple based on announced purchase price of original SAP bid, prior to Oracle’s topping bid)
01/27/2005	MAPICS, Inc.	Infor Global Solutions
01/04/2005	Tecnomatix Technologies Ltd.	UGS Corp.

Deutsche Bank noted that:

•	the range of multiples of Enterprise Value to last 12 month revenues for the target companies in the Selected Transactions was 1.2x to 4.6x; and

•	the Selected Transactions had a median last 12 month revenue multiple of 2.0x.

In addition, Deutsche Bank calculated that:

•	a broader list of 18 software transactions announced since January 1, 2005 with values over $50 million involving unprofitable companies had a median multiple of 2.0x; and

•	the overall software industry transaction median multiple was 3.0x for transactions announced since January 1, 2005 with values over $50 million, which is above the Selected Transactions because of the inclusion of transactions in the high multiple security and infrastructure segments of the software market.

Deutsche Bank noted that the $7.25 per share price of MatrixOne common stock in cash to be received by MatrixOne’s stockholders was above the range of implied share prices of MatrixOne common stock of $5.00 to $6.61 based upon its judgment as to an appropriate range of revenue multiples of 1.5x to 2.25x.

Because the reasons for, and circumstances surrounding, each of the Selected Transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of MatrixOne and the companies involved in the Selected Transactions, Deutsche Bank believes that the analysis of selected precedent transactions is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences between the characteristics of these transactions and the merger that could affect the value of the subject companies and businesses and MatrixOne.

Premiums Paid Analysis. Deutsche Bank examined the premiums paid in six of the eight Selected Transactions which involved U.S. public company targets. This group consisted of the transactions involving Datastream, Plumtree, Epiphany, Retek, MAPICS, and Tecnomatix (the “Selected Public Company Transactions”). Deutsche

Bank also examined the premiums paid in 32 business combinations involving U.S. public company targets that have been announced since January 1, 2005 that were valued at less than $1 billion (the “Selected Business Combinations”) and the premiums to equity value of all U.S. transactions and all U.S. technology transactions announced since January 1, 2004 with equity values between $200 million and $500 million.

Deutsche Bank calculated that:

•	the range of the percentage of premium paid over the fully-diluted equity market value (“Equity Premium”) based on the closing share price for the target companies in the Selected Public Company Transactions one trading day prior to the announcement of the respective Selected Public Company Transaction was 7% to 42%;

•	the range of the percentage of premium paid over the fully-diluted equity market value plus the principal amount of any debt, reduced by the amount of cash and cash equivalents (“Enterprise Premium”) based on the closing share price for the target companies in the Selected Public Company Transactions one trading day prior to the announcement of the respective Selected Public Company Transactions was 11% to 63%;

•	the mean and median Equity Premium based on the closing share price for the target companies in the Selected Business Combinations one trading day prior to the announcement of the respective Selected Business Combination was 34% and 30%, respectively;

•	the mean and median Enterprise Premium based on the closing share price for the target companies in the Selected Business Combinations one trading day prior to the announcement of the respective Selected Business Combination was 48% and 39%, respectively;

•	the mean and median Equity Premium based on the closing share price for the target companies in the U.S. transactions one trading day prior to the announcement of the respective transaction was 27% and 22%, respectively;

•	the mean and median Equity Premium based on the closing share price for the target companies in the U.S. technology transactions one trading day prior to the announcement of the respective transaction was 29% and 23%, respectively;

•	the range of implied share prices of MatrixOne common stock based upon Deutsche Bank’s judgment as to an appropriate range of Equity Premiums of 15% to 40% was from $6.98 to $8.50 per share; and

•	the range of implied share prices of MatrixOne common stock based upon Deutsche Bank’s judgment as to an appropriate range of Enterprise Premiums of 20% to 50% was from $6.93 to $8.21 per share.

Deutsche Bank noted that the $7.25 per share price of MatrixOne common stock in cash to be received by MatrixOne’s stockholders was within the range of implied share prices of MatrixOne common stock based upon the range of Equity Premiums and Enterprise Premiums chosen. Deutsche Bank also noted that the $7.25 per share price of MatrixOne common stock in cash to be received by MatrixOne’s stockholders was above the MatrixOne common stock share price of $6.07 one day prior to February 28, 2006, above the average share price of $5.84 one week prior to February 28, 2006 and above the average share price of $5.67 one month prior to February 28, 2006.

Because the reasons for, and circumstances surrounding, each of the transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of MatrixOne and the companies involved in the Selected Public Company Transactions, Selected Business Combinations and other transactions, Deutsche Bank believes that the premiums paid analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences between the characteristics of these transactions and the Merger that could affect the value of the subject companies and businesses and MatrixOne.

Discounted Cash Flow Analysis

Deutsche Bank performed a discounted cash flow analysis for MatrixOne. Deutsche Bank calculated the discounted cash flow values for MatrixOne as the sum of the net present values of (1) the estimated future cash flow that MatrixOne will generate for fiscal years 2006 through 2010, plus (2) the value of MatrixOne at the end of such period. The estimated future cash flows were based on the financial projections for MatrixOne for fiscal years 2006 through 2010 prepared by MatrixOne’s management. The terminal values of MatrixOne were calculated based on a range of Enterprise Value to EBITDA multiples of 10x to 14x. Deutsche Bank used discount rates ranging from 13% to 17%. Deutsche Bank selected the range used by applying its judgment as to an appropriate range to MatrixOne’s current unlevered cost of equity of approximately 14.3%. Deutsche Bank observed that the share price for MatrixOne implied by the discounted cash flow analysis ranged from a low of $5.18 to a high of $5.69 per share for a 10x 2010 EBITDA multiple, a low of $5.73 to a high of $6.33 per share for a 12x 2010 EBITDA multiple and a low of $6.28 to a high of $6.97 per share for a 14x 2010 EBITDA multiple and compared those ranges of values with the merger consideration of $7.25 per share.

Miscellaneous

The foregoing summary describes the analyses and factors that Deutsche Bank deemed material in its presentation to the MatrixOne Board of Directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at its opinions, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the MatrixOne Board of Directors as to the fairness to MatrixOne of the $7.25 per share cash consideration to be received by the holders of shares of MatrixOne common stock in the Merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by MatrixOne management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond MatrixOne’s control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of MatrixOne, Dassault Systèmes or their respective advisors, neither MatrixOne nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the Merger were determined through negotiations between MatrixOne and Dassault Systèmes and were approved by the MatrixOne Board of Directors. Although Deutsche Bank provided advice to MatrixOne during the course of these negotiations, the decision to enter into the merger was solely that of the MatrixOne Board of Directors. As described above, the opinion and presentation of Deutsche Bank to the MatrixOne Board of Directors was only one of a number of factors taken into consideration by the MatrixOne Board of Directors in making its determination to approve the merger. Deutsche Bank’s opinion was provided to the MatrixOne Board of Directors to assist it in connection with its consideration of the merger and does not constitute a recommendation to any holder of MatrixOne common stock as to how to vote or act with respect to the transaction or any other matter.

MatrixOne selected Deutsche Bank as financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. MatrixOne has retained

Deutsche Bank pursuant to a letter agreement dated May 26, 2005 (the “Deutsche Bank Engagement Letter”). As compensation for Deutsche Bank’s services in connection with the merger, MatrixOne agreed to pay Deutsche Bank a cash fee equal to approximately $4.6 million, a substantial portion of which is contingent upon consummation of the merger. Regardless of whether the merger is consummated, MatrixOne has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank under the Deutsche Bank Engagement Letter. MatrixOne has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided and may continue to provide investment banking, commercial banking (including extension of credit), financial advisory, underwriting and other financial services to MatrixOne and Dassault Systèmes or their affiliates for which they have received compensation or may receive compensation in the future. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of MatrixOne and Dassault Systèmes for their own accounts or the accounts of their customers and, accordingly, may from time to time hold a long or short position in such securities, instruments and obligations.

Certain Effects of the Merger

If the merger agreement is adopted by our stockholders and the other conditions to the closing of the merger are either satisfied or waived, DS Newco Corp. will be merged with and into us, and we will be the surviving corporation. When the merger is completed, we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of Dassault Systèmes Corp.

Upon completion of the merger, each share of MatrixOne common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Dassault Systèmes Corp., DS Newco Corp. or any wholly owned subsidiary of Dassault Systèmes S.A. or MatrixOne or held by stockholders who are entitled to and who properly exercise appraisal rights in connection with the proper procedures under General Corporation Law of the State of Delaware) will be converted into the right to receive $7.25 in cash, without interest. The merger agreement provides that at the effective time of the merger, each option to purchase shares of MatrixOne common stock whether or not then exercisable or vested, including those options held by our directors and executive officers, will terminate in exchange for a payment equal to the number of shares of MatrixOne common stock subject to such option multiplied by the amount, if any, by which $7.25 exceeds the exercise price of the option.

At the effective time of the merger, our current stockholders will cease to have ownership interests in our company or rights as our stockholders. Therefore, our current stockholders will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value.

MatrixOne common stock is currently registered under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, and is quoted on The NASDAQ National Market under the symbol “MONE.” As a result of the merger, we will no longer be a publicly traded company, and there will be no public market for MatrixOne common stock. After the merger, MatrixOne common stock will cease to be quoted on The NASDAQ National Market, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of MatrixOne common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to us. After the effective time of the merger, we will also no longer be required to file periodic reports with the U.S. Securities and Exchange Commission on account of MatrixOne common stock.

At the effective time of the merger, the directors of DS Newco Corp. will become the directors of the surviving corporation.

Effects on MatrixOne if the Merger is Not Completed

In the event that the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and MatrixOne common stock will continue to be listed on The NASDAQ National Market. In addition, if the merger is not completed, we expect that management will operate our business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the technology market on which our business largely depends, and general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of MatrixOne common stock. In the event the merger is not completed, our board will continue to evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger agreement is not adopted by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

If the merger agreement is terminated under certain circumstances described in greater detail in “PROPOSAL 1—THE MERGER AGREEMENT—Termination Fees” on page 46 of this proxy statement, we will be obligated to pay a termination fee of $14.0 million to Dassault Systèmes Corp.

Delisting and Deregistration of MatrixOne Common Stock

If the merger is completed, MatrixOne common stock will be delisted from The NASDAQ National Market and deregistered under the Exchange Act, and we will no longer file periodic reports with the U.S. Securities and Exchange Commission.

Interests of MatrixOne Officers and Directors in the Merger

In considering the recommendation of our board with respect to the merger agreement, holders of shares of MatrixOne common stock should be aware that our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.

Stock Holdings and Stock Options

The merger agreement provides that at the effective time of the merger, each option to purchase shares of MatrixOne common stock whether or not then exercisable or vested, including those options held by our directors and executive officers, will terminate in exchange for a payment equal to the number of shares of MatrixOne common stock subject to such option multiplied by the amount, if any, by which $7.25 exceeds the exercise price of the option.

The table below sets forth, as of March 1, 2006, for each of our executive officers and directors:

•	the number of shares of MatrixOne common stock currently held;

•	the amount of cash that will be paid in respect of such shares upon consummation of the merger;

•	the number of shares subject to options held by such person (or a member of such person’s immediate family), whether or not vested;

•	the amount of cash that will be paid in respect of termination of such option upon consummation of the merger; and

•	the total amount of cash that will be received by such person in respect of such shares and options upon consummation of the merger.

All dollar amounts are gross amounts and do not reflect deductions for income taxes and other withholding. In each case with respect to options, the payment is calculated by multiplying the number of shares subject to each option by the amount, if any, by which $7.25 exceeds the exercise price of the option. The merger agreement requires our board to take all actions necessary to cause all outstanding stock options to be terminated as of the effective time of the merger in exchange for such payment.

	Common Stock Owned as of March 1, 2006		Options Held as of March 1, 2006
Name	Shares	Consideration	Shares	Consideration	Total Consideration
Non-Employee Directors:
Gregory R. Beecher			75,000	$104,750	$104,750
W. Patrick Decker	5,000	$36,250	80,000	$140,200	$176,450
David G. DeWalt			55,000	$100,750	$100,750
Daniel J. Holland	53,400	$387,150	80,000	$140,200	$527,350
Charles R. Stuckey, Jr.	40,000	$290,000	122,500	$429,625	$719,625

Executive Officer and Director:
Mark F. O’Connell	345,790	$2,506,978	2,180,689	$10,315,367	$12,822,345

Other Executive Officers:
Gary D. Hall			199,227	$352,972	$352,972
Deborah A. Mulryan			175,000	$84,000	$84,000
Michael Segal	327,664	$2,375,564	426,936	$1,440,247	$3,815,811
Sam Zawaideh	31,746	$230,159	201,000	$296,730	$526,889
David McNelis	148,000	$1,073,000	338,500	$1,247,230	$2,320,230

All directors and executive officers as a group (11 persons)	951,600	$6,899,101	3,933,852	$14,652,071	$21,551,172

Agreements with Executive Officers

Employment Agreements

On October 21, 2003, the Company entered into an employment agreement (the “Agreement”) with Mark F. O’Connell, its Chief Executive Officer and President. If Mr. O’Connell’s employment is terminated by the Company without Cause (as defined in the Agreement), or by Mr. O’Connell with Good Reason (as defined in the Agreement) in each case within 12 months after an Acquisition (as defined in the Agreement), he will receive (i) 24 months’ salary continuation, (ii) two times his then current target bonus, and (iii) payment of certain medical insurance costs for up to 18 months or until he has begun new employment, provided that if he does not commence employment with a new employer within 24 months of termination, he will also receive a lump sum payment equal to 1/3 of the total medical insurance costs paid during the 18 month period. In the event that Mr. O’Connell’s employment is terminated by the Company without Cause or by Mr. O’Connell with Good Reason within 24 months after an Acquisition (as defined in the Agreement) of the Company, he will receive the salary continuation and medical insurance payments described in the preceding sentence for a 24-month period, and the bonus otherwise due pursuant to clause (ii) above shall be equal to two times the greater of (a) his then current target bonus and (b) the most recent bonus earned by or paid to him. In the event that Mr. O’Connell becomes disabled, his employment will terminate and he will receive a payment equal to 12 months’ salary, less any payments he receives from the Company’s health and disability insurance programs.

On February 1, 2005, the Company entered into an employment arrangement with Gary D. Hall. The arrangement provides that in the event that Mr. Hall’s employment is terminated by the Company or its successor without Cause (as defined in the arrangement) or by Mr. Hall for Good Reason (as defined in the arrangement) in each case within 12 months after a change of control of the Company, Mr. Hall will receive (a) 12 months’ salary continuation, (b) the greater of (i) his then current annual target bonus or incentive payment and (ii) the most recent annual bonus or incentive payment earned by or paid to him, and (c) payment of medical, life and disability insurance costs for up to 12 months or, for certain of those costs, until he has begun new employment.

In November 2003, the Company entered into an employment arrangement with each of the following executive officers: (i) David W. McNelis, Senior Vice President of Engineering; (ii) Michael Segal, Senior Vice President of Global Sales and Services; and (iii) Sam Zawaideh, Senior Vice President of Product Solutions and Customer Support. In March 2004, the Company entered into an employment arrangement with Deborah A. Mulryan, Senior Vice President of Human Resources. Each arrangement provides that in the event that the executive officer’s employment is terminated by the Company without Cause (as defined in the arrangement) or by the executive officer with Good Reason (as defined in the arrangement) in each case within 12 months after an acquisition of the Company, the executive officer will receive (a) 12 months’ salary continuation, (b) the greater of (1) the executive officer’s then current annual target bonus or incentive payment and (2) the most recent annual bonus or incentive payment earned by or paid to the executive officer, and (c) payment of certain medical insurance costs for up to 12 months or, for certain of those costs, until the executive officer has begun new employment.

Indemnification of Officers and Directors

For six years from the effective time of the merger, Dassault Systèmes Corp. and the surviving corporation will, jointly and severally, indemnify and hold harmless each person who is, or has been at any time prior to effective time of the merger, our director or officer against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person is or was our officer or director, to the fullest extent permitted under applicable law.

In addition, the certificate of incorporation and by-laws of the surviving corporation will contain, and, Dassault Systèmes Corp. will cause the certificate of incorporation and by-laws of the surviving corporation to contain, provisions no less favorable with respect to indemnification, expense advancement or exculpation of present and former directors and officers of us and our subsidiaries than are presently in our certificate of incorporation and by-laws.

In addition, Dassault Systèmes Corp. has agreed to cause the surviving corporation to maintain in effect, at no expense to the beneficiaries, for six years after the merger, an insurance and indemnification policy covering our directors and officers who are insured under our current policies with respect to events occurring at or prior to the effective time of the merger that is at least as favorable as our existing policy. However, if the annual premiums of such insurance coverage exceed 200% of the annual premium currently paid by us, Dassault Systèmes Corp. and the surviving corporation will not be required to pay the excess, and will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding 200% of the annual premium currently paid by us.

Benefit Arrangements with Dassault Systèmes Corp.

Dassault Systèmes Corp. has agreed to give continuing employees full credit for prior service with us for purposes of (i) eligibility and vesting (but not for the accrual of benefits) under Dassault Systèmes Corp.’s employee benefits plans, (ii) the determination of benefits levels under Dassault Systèmes Corp.’s employee benefits plans or policies relating to vacation, and (iii) the determination of “retiree” status under Dassault Systèmes Corp.’s employee benefits plans, in each case only to the same extent recognized by us under a comparable employee benefit plan prior to the effective time of the merger. In addition, Dassault Systèmes Corp. has agreed to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable medical or dental plan of our company to the extent permitted by such plan and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by continuing employees in the calendar year in which the merger becomes effective to extent such limitations would have been waived or such expenses recognized by a comparable plan of our company.

REGULATORY MATTERS

Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to as the HSR Act, mergers and acquisitions that meet certain thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. We and Dassault Systèmes Corp. expect to file pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on or before March 21, 2006. In addition, we and Dassault Systèmes Corp. expect to make competition filings in Germany. We and Dassault Systèmes Corp. may also make competition filings in other foreign jurisdictions. Except for the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any other material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

It is possible that any of the government entities with which filings are made may seek various regulatory concessions as conditions for granting approval of the merger. There can be no assurance that we will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to the merger not being satisfied. See “PROPOSAL 1—THE MERGER AGREEMENT—Conditions to the Merger” on page 44 of this proxy statement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the regulations promulgated under the Code and judicial and administrative rulings in effect as of the date of this proxy statement, all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of MatrixOne common stock in light of the stockholder’s particular circumstances, nor does it discuss the special considerations applicable to those holders of common stock subject to special rules, such as stockholders whose functional currency is not the U.S. dollar, stockholders subject to the alternative minimum tax, stockholders who are financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities for U.S. federal income tax purposes, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, expatriates, stockholders who acquired their common stock through the exercise of options or similar derivative securities or stockholders who hold their common stock as part of a straddle, constructive sale or conversion transaction. This discussion also does not address the U.S. federal income tax consequences to holders of MatrixOne common stock who acquired their shares through stock option or stock purchase plan programs or through other compensatory arrangements. This discussion assumes that holders of MatrixOne common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). No party to the merger will seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences discussed herein and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this proxy statement.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. We also do not address foreign, state or local tax consequences of the merger. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of MatrixOne common stock pursuant to the merger or upon the exercise of appraisal rights, in light of your individual circumstances.

If a partnership holds MatrixOne common stock, the tax treatment of a partner will generally depend on the status of the partners and activities of the partnership. If you are a partner of a partnership holding MatrixOne common stock, you should consult your own tax advisor.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of MatrixOne common stock that is:

•	a citizen or individual resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate which is subject to U.S. federal income tax on all of its income regardless of source.

A “non-U.S. holder” is a beneficial owner (other than a partnership) of MatrixOne common stock that is not a U.S. holder.

U.S. Holders

The receipt of cash for shares of common stock pursuant to the merger or upon the exercise of appraisal rights in connection with the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis for the shares surrendered. Generally, such gain or loss will be capital gain or loss. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) that are surrendered for cash pursuant to, or in connection with, the merger.

Capital gain recognized from the disposition of common stock held for more than one year will be long-term capital gain and will be subject (in the case of U.S. holders who are individuals) to tax at a maximum U.S. federal income tax rate of 15%. Capital gain recognized from the disposition of common stock held for one year or less will be short-term capital gain subject to tax at ordinary income tax rates. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are permitted to offset a limited amount of net capital losses annually against ordinary income, and unused net capital losses may be carried forward to subsequent tax years.

Under the Code, a U.S. holder of MatrixOne common stock may be subject, under certain circumstances, to information reporting on the cash received pursuant to the merger or upon the exercise of appraisal rights in connection with the merger unless such U.S. holder is a corporation or other exempt recipient. In addition, the exchange agent generally is required to and will withhold 28% of all payments to which a stockholder or other payee is entitled, unless the stockholder or other payee (1) is a corporation or comes within other exempt categories and demonstrates this fact or (2) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each of our stockholders and, if applicable, each other payee, should complete, sign and return to the exchange agent for the merger the substitute Form W-9 that each stockholder will receive with the letter of transmittal following completion of the merger or provide a certification of foreign status on the applicable Form W-8 in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Non-U.S. Holders

Any gain realized on the receipt of cash pursuant to the merger or upon the exercise of appraisal rights in connection with the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment or a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed at the graduated U.S. federal income tax rates applicable to United States persons (as defined under the Code) and, if the non-U.S. holder is a foreign corporation, the additional branch profits tax may apply to its dividend equivalent amount at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty);

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder may be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of MatrixOne common stock at any time during the five years preceding the merger, in which case the purchaser of our stock may withhold 10% of the cash payable to the non-U.S. holder in connection with the merger and the non-U.S. holder generally will be taxed on the holder’s net gain realized in the merger at the graduated U.S. federal income tax rates applicable to United States persons (as defined under the Code). We do not believe that we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received pursuant to the merger or upon the exercise of appraisal rights in connection with the merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption. Each non-U.S. holder should complete, sign and return to the exchange agent a certification of foreign status on the applicable Form W-8 in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

PROPOSAL 1—THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all the provisions of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is included as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the U.S. Securities and Exchange Commission, which are available without charge at www.sec.gov.

Structure of the Merger

If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, DS Newco Corp., a wholly owned subsidiary of Dassault Systèmes Corp. created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will merge with and into us. The separate corporate existence of DS Newco Corp. will cease, and we will continue as the surviving corporation and will become a wholly owned subsidiary of Dassault Systèmes Corp.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or such later time as set forth in the certificate of merger and established by Dassault Systèmes Corp. and us. The closing of the merger will occur on a date specified by us and Dassault Systèmes Corp., which shall be no later than the second business day after the conditions to effect the merger set forth in the merger agreement have been satisfied or waived, or such other date as Dassault Systèmes Corp. and we may agree. Although we expect to complete the merger by the end of the second calendar quarter of 2006, we cannot specify when, or assure you that, we, Dassault Systèmes Corp. and DS Newco Corp. will satisfy or waive all conditions to the merger.

Certificate of Incorporation and Bylaws

At the effective time of the merger, our certificate of incorporation shall be amended so that the authorized capital stock consists solely of 1,000 shares of common stock and our bylaws will be amended and restated in their entirety so that immediately following the closing of the merger they are identical to the bylaws of DS Newco Corp.

Board of Directors and Officers of the Surviving Corporation

The directors and officers of DS Newco Corp. immediately prior to the effective time of the merger will be the initial directors and officers of the surviving corporation.

Consideration to Be Received in the Merger

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and converted into the right to receive $7.25 in cash, without interest and less applicable taxes, other than shares of common stock:

•	owned by Dassault Systèmes Corp. or DS Newco Corp. or any other wholly owned subsidiary of Dassault Systèmes immediately prior to the effective time of the merger, all of which will be cancelled without any payment;

•	owned by us or any of our wholly owned subsidiaries immediately prior to the effective time of the merger, all of which will be cancelled without any payment; and

•	held by a stockholder who is entitled to demand and has made a demand for payment of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware and has not voted in favor of adoption of the merger agreement, until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the General Corporation Law of the State of Delaware.

Dassault Systèmes Corp. and the surviving corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock such amounts that it is required to deduct and withhold with respect to making such payment under the Code, or any other applicable state, local or foreign tax law.

Payment Procedures

Dassault Systèmes Corp. will deposit sufficient cash with Computershare, Inc. or another a mutually acceptable bank or trust company, which we refer to as the exchange agent, at or prior to the effective time of the merger to make payment of the merger consideration payable to holders of our common stock and the option consideration payable to holders of outstanding stock options. Promptly after the effective time of the merger, and in any event within five business days after the effective time, Dassault Systèmes Corp. shall cause the exchange agent to mail to each holder of record of a certificate that immediately prior to the effective time of the merger represented outstanding shares of our common stock, a letter of transmittal and instructions for effecting the surrender of his, her or its stock certificates in exchange for the merger consideration payable with respect to such certificates. Upon surrender of a certificate to the exchange agent, together with such letter of transmittal, the holder of such certificate shall be paid promptly the merger consideration such holder has the right to receive pursuant to the merger agreement. No interest will be paid or will accrue on the cash payable upon surrender of a certificate to the exchange agent. Dassault Systèmes Corp. is entitled to require that the exchange agent deliver to it any funds that have not been distributed, including the proceeds of any investments of the funds, at any time following the twelfth month after the effective time of the merger. After that date, holders of certificates who have not previously complied with the instructions to exchange their certificates will be entitled to look only to Dassault Systèmes Corp. for payment of its claim for merger consideration.

You should not send your MatrixOne stock certificates to the exchange agent until you have received transmittal materials from the exchange agent. Do not return your MatrixOne stock certificates with the enclosed proxy, and do not forward your stock certificates to the exchange agent without a letter of transmittal.

If any of your certificates which immediately prior to the effective time represented outstanding shares of our common stock have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make an affidavit of that fact and, if required by Dassault Systèmes Corp., post a bond.

Stock Options and Employee Stock Purchase Plan

At the effective time of the merger, all outstanding options, whether or not then exercisable or vested, including those held by our directors and executive officers, will be cancelled and terminated and the holder of each such option will receive from exchange agent, as soon as practicable following the closing of the merger, an amount in cash, without interest and less applicable taxes, equal to the product of:

•	the number of shares of our common stock subject to such option, as of the effective time of the merger, multiplied by

•	the excess, if any, of $7.25 over the exercise price per share of common stock subject to such option.

In the event that the exercise price for an option is equal to or greater than $7.25, such option shall be terminated and have no further force or effect.

The 2000 Employee Stock Purchase Plan will be terminated in accordance with its terms as of the last day of the Payment Period, as defined in such plan, that ends on or before the effective time of the merger.

Representations and Warranties

The merger agreement contains representations and warranties that we made to Dassault Systèmes Corp. and DS Newco Corp. regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	our capitalization;

•	our subsidiaries;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement;

•	the absence of conflicts with, or violations of, our or our subsidiaries’ organizational documents, certain contracts, applicable law or judgments, orders or decrees or other obligations as a result of the consummation of the transactions contemplated by the merger agreement;

•	identification of required governmental filings and consents;

•	the accuracy of information contained in registration statements, forms, reports and other documents that we have filed with the U.S. Securities and Exchange Commission since August 1, 2002 and the compliance of our filings with applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act and, with respect to financial statements contained therein, preparation in accordance with generally accepted accounting principles applied on a consistent basis;

•	the absence of pending or threatened investigations of our company or our subsidiaries by the U.S. Securities and Exchange Commission;

•	the accuracy of information contained in this proxy statement;

•	the absence of off-balance sheet arrangements involving our company or our subsidiaries;

•	maintenance and effectiveness of disclosure controls and procedures and internal control over financial reporting, and compliance with related certification and reporting requirements under the Exchange Act and the Sarbanes-Oxley Act;

•	compliance with applicable listing and other rules and regulations of The NASDAQ National Market;

•	the absence of any notification from our independent registered public accounting firm of a reportable condition or material weakness in our internal controls over financial reporting;

•	the absence of liabilities, except for liabilities set forth in reports that we have filed with the U.S. Securities and Exchange Commission or on our December 31, 2005 balance sheet, liabilities incurred after December 31, 2005 in the ordinary course of business consistent in all material respects with past practice, that individually or in the aggregate are reasonably likely to have a material adverse effect on us;

•	the absence of certain changes and events since December 31, 2005, including the absence of changes that have had a material adverse effect;

•	the filing of tax returns, status of unpaid taxes and other tax matters;

•	our owned and leased real property;

•	our intellectual property;

•	our contracts;

•	investigations and litigation or other proceedings;

•	environmental matters;

•	our employee benefits plans;

•	compliance with laws;

•	permits;

•	labor matters;

•	insurance;

•	our customers;

•	receipt of an opinion from Deutsche Bank Securities, Inc. as to the fairness of the merger consideration to our stockholders;

•	the inapplicability of U.S. federal or state anti-takeover statutes and regulations; and

•	the absence of undisclosed brokers’ fees.

The assertions embodied in the above representations and warranties are qualified by information in a confidential disclosure schedule that MatrixOne provided to Dassault Systèmes Corp. in connection with the signing of the merger agreement. While MatrixOne does not believe that the confidential disclosure schedule contains material information that MatrixOne is required to disclose publicly other than information that has already been so disclosed by MatrixOne, the disclosure schedule does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement, including certain nonpublic information. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in part by the underlying disclosure schedule. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and the representations and warranties will not reflect any such subsequent changes in facts.

In addition, Dassault Systèmes Corp. and DS Newco Corp. made representations and warranties to us regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement;

•	the absence of conflicts with, or violations of, organizational documents, certain contracts, applicable law or judgments, orders or decrees or other obligations as a result of the consummation of the transactions contemplated by the merger agreement;

•	identification of required governmental filings and consents;

•	the operations of DS Newco Corp.; and

•	Dassault Systèmes Corp.’s ability to finance the merger.

Many of our representations and warranties are qualified by a material adverse effect standard. A “material adverse effect” means, with respect to us, any change, event, circumstance, effect or development that (i) is, or is reasonably likely to be or become materially adverse to the assets, properties, business, financial condition or results of operations of us and our subsidiaries, taken as a whole, or (ii) materially impedes or delays our ability to consummate the transactions contemplated by the merger agreement in accordance with its terms and applicable law, except, that none of the following shall constitute, in and of itself, or shall be considered in determining whether there has occurred, a material adverse effect:

•	changes that are the result of economic factors affecting the national, regional or world economy or acts of war or terrorism, provided that we and our subsidiaries are not materially disproportionately affected by such changes;

•	changes that are the result of factors generally affecting the industries or markets in which we conduct our business, provided that we and our subsidiaries are not materially disproportionately affected by such changes;

•	any adverse change, effect or circumstance resulting from actions contemplated by the parties in connection with the merger agreement or the pendency or announcement of the transactions contemplated by the merger agreement;

•	changes in applicable law, rules or regulations or generally accepted accounting principles which occur or become effective after the date of the merger agreement, provided that we and our subsidiaries are not materially disproportionately affected by such changes;

•	any action taken pursuant to or in accordance with the merger agreement or at the request of Dassault Systèmes Corp.;

•	any revenues or earnings reported by us that are below any published security analyst estimates for any period ending on or after March 1, 2006 and prior to the closing of the merger, in and of itself; and

•	a decline in the price of our common stock, in and of itself.

The representations and warranties of the parties to the merger agreement will not survive the consummation of the merger.

Covenants Relating to the Conduct of Our Business

From March 1, 2006 through the effective time of the merger or the earlier termination of the merger agreement, we have agreed, and have agreed to cause our subsidiaries, to:

•	conduct our business in, and not take any action except in, the ordinary course of business consistent in all material respects with past practice;

•	use commercially reasonable efforts (subject to the limitations of the merger agreement) to maintain and preserve the business organization, assets and properties of us and each of our subsidiaries;

•	use commercially reasonable efforts (subject to the limitations of the merger agreement) to keep available the services of the current officers and key employees and consultants of us and our subsidiaries; and

•	use commercially reasonable efforts (subject to the limitations of the merger agreement) to preserve our business relationships with third parties with whom we have business dealings.

We have also agreed that, subject to certain exceptions, during the same period, we will not, and will not permit any of our subsidiaries to, do any of the following without the prior written consent of Dassault Systèmes Corp.:

•	declare, set aside or pay any dividend on, or make any other distribution in respect of, our capital stock, except for dividends or distributions by a wholly owned subsidiary to its parent;

•	split, combine or reclassify any of our capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or other securities;

•	purchase, redeem or otherwise acquire any shares of our capital stock or other securities, or any rights, warrants or options to acquire any such shares or other securities, except for the acquisition of shares of our common stock from our option holders in payment of the exercise price payable by such holder upon exercise of options or from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with a termination of services;

•	issue or otherwise dispose of or encumber, or authorize such issuance, disposal or encumbrance of, any shares of our capital stock or other securities, other than as contemplated by the merger agreement and the issuance of shares of our common stock pursuant to the exercise of options outstanding on March 1, 2006 or pursuant to the 2000 Employee Stock Purchase Plan;

•	amend our or our subsidiaries’ certificate of incorporation or bylaws or other organizational documents;

•	acquire all or a substantial portion of the assets of any business or any business organization or division;

•	acquire any assets that are material, in the aggregate, to us and our subsidiaries, taken as a whole, except purchase of inventory and raw materials in the ordinary course of business consistent in all material respects with past practice;

•	sell, transfer, lease, license, pledge or otherwise dispose of or encumber any intellectual property or any other material properties or material assets of us or any of our subsidiaries, other than in the ordinary course of business consistent in all material respects with past practice;

•	adopt or implement any stockholder rights plan;

•	incur or guarantee indebtedness for borrowed money other than in connection with the financing of trade receivables, letter of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers or pursuant to existing credit facilities, in each case in the ordinary course of business consistent in all material respects with past practice;

•	issue, sell, amend or guarantee any debt securities, warrants or other rights to acquire debt securities of another person, enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the same economic effect;

•	make any loans, advances (other than routine advances to employees in the ordinary course of business consistent in all material respects with past practice) or capital contributions to, or investment in, any other person, other than our company or our wholly owned subsidiaries (other than investment in debt securities maturing not more than 90 days after the date of the investment);

•	enter into any hedging agreement or other financial agreement or arrangement designed to protect us or our subsidiaries against fluctuations in commodities prices or exchange rates;

•	make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $500,000 in the aggregate or $50,000 in the case of any individual item for us and our subsidiaries taken as a whole except as set forth in our budget for capital expenditures;

•	take any action, other than commercially reasonable and usual actions in the ordinary course of business consistent in all material respects with past practice, with respect to accounting policies or procedures or change any of the accounting methods materially affecting the our assets, liabilities or business, except for such changes required by a change in generally accepted accounting principles;

•	make any material tax election or settle or compromise any material United States federal, state, local or other non-United States income tax liability, except in the ordinary course of business consistent in all material respects with past practice;

•	enter into, amend, modify or consent to the termination of any contract, agreement, or commitment

•	relating to a binding commitment by us or any of our subsidiaries to a customer for future product function or performance,

•	with certain significant customers other than in the ordinary course of business consistent in all material respects with past practice,

•	pursuant to which we and our subsidiaries will spend in the aggregate more than $250,000 during the current fiscal year or during the next fiscal year, or

•	relating to an OEM or distributor arrangement other than in the ordinary course of business consistent in all material respects with past practice with any customer not specifically identified as a significant customer or distributor;

•	other than as required to comply with applicable law or agreements, plans or arrangements existing on March 1, 2006 and except for the payment of annual bonuses to employees for our 2006 fiscal year:

•	adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement (except in the ordinary course of business consistent in all material respects with past practice and only if such arrangement is terminable on 60 days’ or less notice without either a penalty or a termination payment, or as otherwise required by law),

•	hire any employee other than in order to fill a vacancy created upon the termination of the employment of an employee or termination of a consulting arrangement as of March 1, 2006 earning annual base compensation of up to $90,000 as of the date of such termination;

•	engage any independent contractor for aggregate consideration of greater than $90,000;

•	increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee;

•	accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by the merger agreement;

•	grant any stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or

•	take any action other than in the ordinary course of business consistent in all material respects with past practice and pursuant to the terms of the plan in question to fund or in any other way secure the payment of compensation or benefits under any employee benefit plan;

•	open any new facility or office, or close any facility or office, in any country or renew or extend the termination date of any lease agreement;

•	permit any material insurance policy naming us as a beneficiary or a loss payee to be cancelled or terminated without notice to Buyer;

•	create any subsidiary, any branch office or representative office in any country or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of our company or any subsidiary; or

•	authorize, or commit or agree to take, any of the foregoing actions.

No Solicitation

The merger agreement provides that, until termination of the merger agreement, we and our subsidiaries will, and we and our subsidiaries will use reasonable efforts and act in good faith to cause and our subsidiaries’ directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives not to, directly or indirectly:

•	solicit, initiate, or knowingly induce or encourage, any inquiries or the making of any proposal or offer that constitutes, or that could reasonably be expected to lead to, any acquisition proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging, or facilitating or inducing, any inquiries or the making of any acquisition proposal.

However, in response to a written or oral acquisition proposal that did not result from a breach of the merger agreement, we may provide information to and engage in discussions or negotiations with the person making such acquisition proposal and grant a waiver or release under any standstill or similar agreement with respect to any of our common stock. We may take these actions only:

•	if our board determines in good faith, after consultation with outside counsel and our financial advisors, that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal; and

•	if such person has entered into a confidentiality agreement not less restrictive of such other person than our confidentiality agreement with Dassault Systèmes.

We have agreed promptly to provide Dassault Systèmes Corp. with a copy of any confidentiality agreement entered into in response to an acquisition proposal in these circumstances no later than 24 hours after execution of the confidentiality agreement.

We have further agreed that our board will not:

•	withhold, withdraw or modify, in a manner adverse to Dassault Systèmes Corp. its recommendation with respect to the merger or the approval of the merger agreement by our stockholders;

•	cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement or arrangement providing for the consummation of a transaction contemplated by any acquisition proposal, which we refer to in this proxy statement as an alternative acquisition agreement; or

•	adopt, approve or recommend, any acquisition proposal.

However, our board may withhold, withdraw or modify its recommendation that our stockholders vote in favor of the adoption of the merger agreement, and may approve or recommend a superior proposal if our board determines in good faith, after consultation with outside counsel, the failure to so act would be inconsistent with its fiduciary obligations under applicable law, but only if:

•	such proposal is a written proposal that was not made in circumstances involving a breach of the merger agreement and that the board determines in good faith constitutes a superior proposal;

•	concurrently with entering into such alternative acquisition agreement, we terminated the merger agreement pursuant to its terms;

•	we complied with the no solicitation provisions of the merger agreement, including the notification provisions;

•	our board provided four business days’ prior written notice to Dassault Systèmes Corp. that it was prepared to enter into an alternative acquisition agreement with respect to such superior proposal and terminate the merger agreement; and

•	during the four business day notice period described above, we and our representatives negotiated in good faith with Dassault Systèmes Corp. and its representatives to make adjustments to the terms of the merger agreement as would enable Dassault Systèmes Corp. to proceed with the transactions contemplated by the merger agreement and, at the end of such period, after taking into account any such adjusted terms, our board again in good faith made the determination that the proposal constitutes a superior proposal.

In addition, in the event of any such termination, we must pay the termination fee described below prior to or concurrently with and as a condition of such termination.

We have agreed to promptly, and in any event within 24 hours of receipt, notify Dassault Systèmes Corp. orally with written confirmation to follow of our receipt of any proposal, offer, inquiry or other contact, request for confirmation or any discussions or negotiations, with respect to an acquisition proposal, the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of any such proposal or offer or the nature of any inquiry or contact. We are also required to keep Dassault Systèmes Corp. informed, on a prompt (and in any event no later than one calendar day) basis, in all material respects of the details of, or any communication by us to the person making the acquisition proposal and promptly and in any event within 24 hours, provide Dassault Systèmes Corp. with any written materials received by us related thereto. We are required to provide Dassault Systèmes Corp. with two business days’ prior written notice of any meeting of our board at which the board or a committee of the board is reasonably expected to consider declaring that an acquisition proposal is a superior proposal or changing their recommendation that our stockholders vote in favor of the adoption of the merger agreement.

We have further agreed to immediately cease and cause to be terminated, and to cause our subsidiaries and representatives to immediately cease and cause to be terminated, any discussions or negotiations that commenced prior to March 1, 2006 with any person with respect to any proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal, and to request the return or cause the destruction of all copies of confidential information provided to such parties by us, our subsidiaries or our representatives.

Nothing in the merger agreement prohibits us from taking and disclosing a position to our stockholders with respect to a tender offer contemplated by Rule 14a-9 or Rule 14e-2 under the Exchange Act or from making any disclosure to our stockholders, if our board determines in good faith, after consultation with outside counsel, that failure to so disclose would be inconsistent with our obligations under applicable law.

An acquisition proposal means:

•	Any proposal or offer, whether written or oral, by any party other than Dassault Systèmes Corp. relating to any:

•	merger, consolidation, dissolution, sale of substantial assets outside of the ordinary course of business, tender offer, recapitalization, share exchange or other business combination,

•	issuance by us of 15% or more of our equity securities, or

•	acquisition in any manner, directly or indirectly, over 15% of our equity securities or consolidated total assets of us and our subsidiaries.

A superior proposal means any unsolicited, bona fide and written proposal made by a third party to acquire over 50% of our equity securities or consolidated total assets of us and our subsidiaries pursuant to a tender or exchange offer, a merger, a consolidation or a sale of assets, and that:

•	our board determines in its good faith judgment to be, after consultation with its financial advisor, on terms more favorable from a financial point of view to our stockholders (in their capacity as stockholders) than the transactions contemplated by the merger agreement, taking into account all the terms and conditions of the proposal and the merger agreement, including any proposal by Dassault Systèmes Corp. to amend the terms of the merger agreement;

•	is not subject to any financing contingency or, if so subject, our board determines in its good faith judgment is reasonably likely of being financed; and

•	our board determines in its good faith judgment is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of the proposal.

Stockholders Meeting

The merger agreement requires us to take actions to establish a record date for, duly call, give notice of, convene and hold as promptly as practicable (and no more than 40 business days from the date the Securities and Exchange Commission clears this proxy statement or informs us they will not review) a meeting of our stockholders to adopt the merger agreement. Subject to the provisions described above under “—No Solicitation”, our board is required to recommend adoption of the merger agreement by our stockholders and include such recommendation in this proxy statement and may not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to Dassault Systèmes Corp., or publicly propose or resolve to withhold, withdraw or modify, in a manner adverse to Dassault Systèmes Corp., its recommendation that our stockholders vote in favor of the adoption of the merger agreement. Subject to the provisions described above under “—No Solicitation”, we are required to take all reasonable and lawful action to solicit from our stockholders proxies in favor of approval of the merger agreement.

Indemnification and Insurance

The merger agreement provides that for six years from the effective time of the merger, Dassault Systèmes Corp. and the surviving corporation will, jointly and severally, indemnify and hold harmless each person who is, or has been at any time prior to effective time of the merger, our director or officer against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person is or was our officer or director, to the fullest extent permitted under applicable law.

In addition, the certificate of incorporation and by-laws of the surviving corporation will contain, and, Dassault Systèmes Corp. will cause the certificate of incorporation and by-laws of the surviving corporation to contain, provisions no less favorable with respect to indemnification, expense advancement or exculpation of present and former directors and officers of us and our subsidiaries than are presently in our certificate of incorporation and by-laws.

In addition, Dassault Systèmes Corp. has agreed to cause the surviving corporation to maintain in effect, at no expense to the beneficiaries, for no less than six years after the merger, an insurance and indemnification policy covering our directors and officers who are insured under our current policies with respect to events occurring at or prior to the effective time of the merger that is at least as favorable as our existing policy. However, if the annual premiums of such insurance coverage exceed 200% of the annual premium currently paid by us, Dassault Systèmes Corp. and the surviving corporation will not be required to pay the excess, and will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding 200% of the annual premium currently paid by us.

Benefit Arrangements

Dassault Systèmes Corp. has agreed to give continuing employees full credit for prior service with us for purposes of (i) eligibility and vesting (but not for the accrual of benefits) under Dassault Systèmes’ employee benefits plans, (ii) the determination of benefits levels under Dassault Systèmes’ employee benefits plans or policies relating to vacation, and (iii) the determination of “retiree” status under Dassault Systèmes’ employee benefits plans, in each case only to the same extent recognized by us under a comparable employee benefit plan prior to the effective time of the merger. In addition, Dassault Systèmes Corp. has agreed to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable medical or dental plan of our company to the extent permitted by such plan and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by continuing employees in the calendar year in which the merger becomes effective to extent such limitations would have been waived or such expenses recognized by a comparable plan of our company.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each party has agreed to use its commercially reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable. Among other things, each party has committed to use such efforts to make appropriate filings and to use reasonable best efforts to obtain government clearances or approvals required under the Exchange Act, the HSR Act and any other applicable law. We have also agreed to give, or cause our subsidiaries to give, any required notices to third parties and to use, or cause our subsidiaries to use, commercially reasonable efforts to obtain required third party consents. However, we will not be required to make materially burdensome payments in connection with fulfilling such obligations.

Conditions to the Merger

The obligations of us, Dassault Systèmes Corp. and DS Newco Corp. to effect the merger are subject to the satisfaction (or waiver, if permissible under applicable law) of the following conditions:

•	our stockholders must have adopted the merger agreement;

•	the waiting period applicable to consummation of the merger under the HSR Act must have expired or been terminated;

•	other than the filing of the certificate of merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity or court in connection with the merger and the consummation of the other transactions contemplated by the merger agreement, the failure of which to file, obtain or occur is reasonably likely to have a material adverse effect on us or on Dassault Systèmes Corp., shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a material adverse effect on us or on Dassault Systèmes Corp.;

•	no order suspending the use of this proxy statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the Securities and Exchange Commission or its staff; and

•	the absence of any order, executive order, stay, decree, judgment or injunction (preliminary or permanent), statute, law, rule or regulation enacted, issued, promulgated, enforced or entered by a governmental entity or court making the merger illegal or otherwise prohibiting consummation of the merger or the other transactions contemplated by the merger agreement.

In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Dassault Systèmes Corp. and DS Newco Corp. in the merger agreement must be true and correct as of the closing date as though made on the closing date, except where made as of a specific date, in which case they shall be true and correct on such date, except for changes expressly contemplated by the merger agreement, and except where failure to be true and correct without giving effect to any materiality qualifications, individually or in the aggregate, has not had a material adverse effect on Dassault Systèmes Corp. and DS Newco Corp.; and

•	Dassault Systèmes Corp. and DS Newco Corp. must have performed, in all material respects, all obligations required to be performed by them under the merger agreement.

In addition, the obligations of Dassault Systèmes Corp. and DS Newco Corp. to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	our representations and warranties in the merger agreement must be true and correct as of the closing date as though made on the closing date, except where made as of a specific date, in which case they must be true and correct as of such date, except for changes expressly contemplated by the merger agreement, and except where failure to be true and correct without giving effect to any materiality qualifications, individually or in the aggregate, has not had a material adverse effect on us;

•	we must have performed, in all material respects, all obligations required to be performed by us under the merger agreement;

•	the absence of any instituted or pending action or proceeding in which a governmental entity or court is:

•	challenging or seeking to restrain or prohibit the consummation of the merger or the other transactions contemplated by the merger agreement, or

•	seeking to prohibit or limit in any material respect the ability of Dassault Systèmes Corp. to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation; and

•	there must not have occurred any material adverse effect on us since March 1, 2006.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger:

•	by the mutual written consent of us, Dassault Systèmes Corp. and DS Newco Corp.;

•	by either us or Dassault Systèmes Corp., if:

•	the merger has not been consummated by December 22, 2006, provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement has been a principal cause of or resulted in the failure of the merger to occur on or before December 22, 2006;

•	any governmental entity or court of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

•	the required vote of our stockholders to adopt the merger agreement is not obtained at the meeting of our stockholders where such vote is taken;

•	by Dassault Systèmes Corp., if:

•	our board fails to include in this proxy statement its recommendation that our stockholders vote in favor of adoption of the merger agreement, or withdraws or modifies in a manner adverse to Dassault Systèmes Corp. its recommendation that our stockholders vote in favor of adoption of the merger agreement;

•	our board approves, endorses or recommends to our stockholders an acquisition proposal by any party other than Dassault Systèmes Corp.;

•	a tender offer or exchange offer for our outstanding shares shall have been commenced (other than by Dassault Systèmes Corp. or an affiliate) and our board recommends that our stockholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, our board fails to recommend against acceptance of such offer; or

•	we have breached or failed to perform any representation, warranty, covenant or agreement set forth in the merger agreement, which breach or failure to perform would result in the failure of a condition to Dassault Systèmes Corp.’s obligation to effect the merger being satisfied and such breach or failure to perform shall not have been cured within 15 business days following receipt by us of written notice of such breach or failure to perform from Dassault Systèmes Corp.; or

•	there shall have occurred any material adverse effect on us.

•	by us, if:

•	we enter into an alternative acquisition agreement providing for a superior proposal, provided that we have not breached the no solicitation provisions of the merger agreement and we have paid Dassault Systèmes Corp. the termination fee provided for in the merger agreement; or

•	Dassault Systèmes Corp. or DS Newco Corp. has breached or failed to perform any representation, warranty, covenant or agreement, which breach or failure to perform would result in the failure of a condition to our obligation to effect the merger being satisfied and such breach or failure to perform shall not have been cured within 15 business days following receipt by us of written notice of such breach or failure to perform from us.

Termination Fees

The merger agreement obligates us to pay to Dassault Systèmes Corp. up to $2.0 million as reimbursement for expenses of Dassault Systèmes Corp. actually incurred relating to the transactions contemplated by this Agreement prior to termination, if:

•	the merger agreement is terminated by us or Dassault Systèmes Corp. because:

•	the merger has not been consummated by December 22, 2006 as a result of our failure to fulfill either of the conditions set forth in the merger agreement with respect to the truth and correctness of our representations and warranties or our performance of our obligations; or

•	the required vote of our stockholders to adopt the merger agreement was not obtained at the meeting of our stockholders where such vote was taken; or

•	the merger agreement is terminated by Dassault Systèmes Corp. because:

•	we have breached or failed to perform any representation, warranty, covenant or agreement set forth in the merger agreement, which breach or failure to perform would result in the failure of a condition to Dassault Systèmes Corp.’s obligation to effect the merger being satisfied and such breach or failure to perform shall not have been cured within 15 business days following receipt by us of written notice of such breach or failure to perform from Dassault Systèmes Corp.; or

•	there shall have occurred any material adverse effect on us.

The merger agreement obligates us to pay a termination fee to Dassault Systèmes Corp. of $14.0 million if:

•	the merger agreement is terminated by Dassault Systèmes Corp. because:

•	our board fails to include in this proxy statement its recommendation that our stockholders vote in favor of adoption of the merger agreement, or withdraws or modifies in a manner adverse to Dassault Systèmes Corp. its recommendation that our stockholders vote in favor of adoption of the merger agreement;

•	our board approves, endorses or recommends to our stockholders an acquisition proposal by any party other than Dassault Systèmes Corp.; or

•	a tender offer or exchange offer for our outstanding shares shall have been commenced (other than Dassault Systèmes Corp. or an affiliate) and our board recommends that our stockholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, our board fails to recommend against acceptance of such offer; or

•	the merger agreement is terminated by us and we have entered into an alternative acquisition agreement providing for a superior proposal pursuant to and in compliance with the no solicitation provisions of the merger agreement.

The merger agreement also obligates us to pay a termination fee to Dassault Systèmes Corp. of $14.0 million (less any expense reimbursement previously paid) if we consummate an acquisition proposal or enter into an alternative acquisition agreement within 12 months after termination of the merger agreement and the merger agreement was terminated because:

•	the merger has not been consummated by December 22, 2006 or the required vote of our stockholders to adopt the merger agreement was not obtained at the meeting of our stockholders where such vote was taken, and

•	prior to the special meeting of stockholders there shall have been a publicly-announced acquisition proposal that is not withdrawn; or

•	there shall have occurred any material adverse effect on us.

Amendment and Waiver

The parties may amend the merger agreement at any time before or after approval of the matters presented in connection with the merger agreement by the stockholders of any party. However, after stockholder approval has been obtained, the parties may not amend the merger agreement without obtaining further approval by such stockholders if, by law, such amendment would require further stockholder approval. The merger agreement also provides that, at any time prior to the effective time of the merger, the parties may, to the extent permitted by law, extend the time for the performance of any obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties in the merger agreement or any document delivered in connection therewith or waive compliance with any of the agreements or, except as otherwise provided in the merger agreement, the conditions contained in the merger agreement.

APPRAISAL RIGHTS

Delaware law entitles the holders of shares of MatrixOne common stock, who follow the procedures specified in Section 262 of the General Corporation Law of the State of Delaware, to have their shares appraised by the Delaware Court of Chancery, which we refer to as the Chancery Court, and to receive “fair value” of these shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as of completion of the merger in place of the merger consideration, as determined by the court.

In order to exercise appraisal rights, a holder must demand and perfect the rights in accordance with Section 262. If you fail to comply with the specific requirements of Section 262, you will be entitled to receive the cash payment for your shares as provided in the merger agreement, but you will have no appraisal rights with respect to your shares.

The following description is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the General Corporation Law of the State of Delaware, the full text of which appears in Annex C to this proxy statement. This summary does not constitute legal advice, nor does it constitute a recommendation that you exercise your rights to appraisal under Section 262.

Section 262 requires that, where a merger agreement is to be submitted for adoption at a stockholders’ meeting, stockholders on the record date for the meeting be notified not less than 20 days before the meeting that appraisal rights will be available. A copy of Section 262 must be included with the notice. This proxy statement constitutes our notice to the holders of shares of MatrixOne common stock of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must:

•	be a holder of record of shares of MatrixOne common stock on the date that the written demand for appraisal is made, and you must continue to hold the shares of record through the date of the merger;

•	deliver to us a written demand for appraisal of your shares of MatrixOne common stock before the vote of stockholders with respect to the merger is taken; and

•	not vote in favor of the merger.

Neither voting (in person or by proxy) against, abstaining from voting on nor failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the General Corporation Law of the State of Delaware. The written demand for appraisal must be in addition to and separate from any proxy or vote. If the written demand for appraisal is made in accordance with the requirements of Delaware law, failure to vote against the merger (i.e., abstaining) will not operate as a waiver of the stockholder’s appraisal rights.

Only a holder of record of shares of MatrixOne common stock who continuously holds such shares through the date of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his, hers or its name appears on his, hers or its stock certificates, and must state that such person intends thereby to demand appraisal of his, hers or its shares of MatrixOne common stock in connection with the merger. If the shares of MatrixOne common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder, such as a broker who holds shares of MatrixOne common stock as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of MatrixOne common stock held for one or more beneficial owners while not exercising such rights with respect to the shares of MatrixOne common stock held for other beneficial owners; in such case, however, the written demand should set forth the number of shares of MatrixOne common stock as to which appraisal is sought and where no number of shares of MatrixOne common stock is expressly mentioned the demand will be presumed to cover all shares of MatrixOne common stock which are held in the name of the record owner. A beneficial owner who does not hold the shares of record may not make an appraisal demand but must have the record holder submit such demand.

Stockholders who hold their shares of MatrixOne common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All demands for appraisal should be made in writing and addressed to Deborah Dean, Corporate Secretary, MatrixOne, Inc., 210 Littleton Road, Westford, MA 01886 before the stockholder vote on the merger is taken at the annual meeting. The demand must reasonably inform us of the identity of the holder and the intention of the holder to demand appraisal of his, her or its shares of common stock. If your shares of MatrixOne common stock are held through a broker, bank, nominee or other third party, and you wish to demand appraisal rights you must act promptly to instruct the applicable broker, bank, nominee or other third party to follow the steps summarized in this section.

Within ten days after the effective date of the merger, the surviving corporation must give written notice of the date the merger became effective to each holder who has properly filed a written demand for appraisal and has not voted in favor of the merger. At any time within 60 days after the effective date, any holder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of MatrixOne common stock. Within 120 days after the effective date, either the surviving corporation or any holder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of MatrixOne common stock held by all holders entitled to appraisal. Neither DS Newco Corp. nor we have any intention or obligation to file such a petition. Accordingly, the failure of a holder to file a petition in the Chancery Court demanding a determination of the fair value of the shares within 120 days after the effective time could nullify the holder’s previously written demand for appraisal. Within 120 days after the effective time of the merger, any holder of MatrixOne common stock who has complied with the requirements for exercise of appraisal rights under Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to such holder within ten days after a written request for the statement has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for appraisal is duly filed by a holder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of MatrixOne common stock and with whom agreements as to the value of their shares of MatrixOne common stock have not been reached by the surviving corporation. After notice to dissenting holders of the time and place of the hearing of the petition, the Chancery Court is empowered to conduct such a hearing. At the hearing, the Chancery Court will determine those holders who have complied with Section 262 and who have become entitled to appraisal rights. The Chancery Court may require the holders who have demanded an appraisal for their shares of MatrixOne common stock to submit their stock certificates to the Register in Chancery of the Chancery Court for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that holder.

After determination of the holders entitled to appraisal of their shares of MatrixOne common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the fair value is determined, the Chancery Court will direct the payment of the value, with interest, if any, to the holders entitled to receive payment, upon surrender by such holders of the certificates representing the applicable shares of MatrixOne common stock.

In determining fair value and the fair rate of interest, if any, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” You should be aware that the fair value of your shares of MatrixOne common stock as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding, which do not include attorneys’ fees or expert witness fees, may be imposed upon the parties participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a holder, the Chancery Court may order all or a portion of the expenses incurred by any holder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of MatrixOne common stock entitled to appraisal.

Any holder who has demanded appraisal rights will not, from and after the effective date of the merger, be entitled to vote shares of MatrixOne common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distribution payable to our stockholders of record at a date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the holder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that holder to appraisal will cease and that holder will be entitled to receive the cash payment for his, her or its shares of MatrixOne common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Chancery Court will be dismissed without the approval of the Chancery Court and may be subject to conditions the Chancery Court deems just.

In view of the complexity of Section 262, holders of shares of MatrixOne common stock who may wish to pursue appraisal rights should promptly consult their legal advisors.

MARKET PRICE AND DIVIDEND DATA

MatrixOne common stock is quoted on The NASDAQ National Market under the symbol “MONE.” The table below shows, for the periods indicated, the high and low bid prices for shares of MatrixOne common stock as reported by The NASDAQ National Market.

	High	Low
Fiscal Year 2003
First quarter	$7.36	$3.26
Second quarter	$5.68	$1.78
Third quarter	$5.24	$3.00
Fourth quarter	$5.49	$2.58

Fiscal Year 2004
First quarter	$6.50	$4.08
Second quarter	$6.97	$4.12
Third quarter	$8.20	$5.52
Fourth quarter	$8.73	$5.94

Fiscal Year 2005
First quarter	$6.58	$4.45
Second quarter	$7.08	$5.35
Third quarter	$6.72	$4.16
Fourth quarter	$5.15	$3.87

Fiscal Year 2006
First Quarter	$5.84	$4.41
Second Quarter	$5.49	$4.36
Third Quarter (through March 16, 2006)	$7.20	$4.66

The following table sets forth the closing sales price per share of MatrixOne common stock, as reported on The NASDAQ National Market on March 1, 2006, the last full trading day before the public announcement of the proposed merger, and                     , 2006, the latest practicable date before the printing of this proxy statement:

March 1, 2006		$6.01
, 2006	$

If the merger is consummated, MatrixOne common stock will be delisted from The NASDAQ National Market, there will be no further public market for shares of MatrixOne common stock and each share of MatrixOne common stock will be converted into the right to receive $7.25 in cash, without interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table, except as otherwise noted, sets forth information about the beneficial ownership of MatrixOne common stock as of March 1, 2006 by:

•	the stockholders we know to beneficially own more than 5% of our outstanding common stock;

•	each of our current directors;

•	our chief executive officer and our other named executive officers; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the U.S. Securities and Exchange Commission based upon voting or investment power over the securities. Unless otherwise indicated, each person or entity listed in the table has sole voting and investment power with respect to all shares listed as owned by such person or entity. The inclusion of shares in the table does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of the shares. Unless otherwise noted, the address of each person listed in the table is: c/o MatrixOne, Inc., 210 Littleton Road, Westford, MA 01886.

	Amount and Nature of Beneficial Ownership			Percent of Class
Name and Address of Beneficial Owner	Common Stock	Options (1)	Total
5% Owners (#)

T. Rowe Price Associates, Inc. (2)	6,166,070	—	6,166,070	11.8%
100 East Pratt Street Baltimore, Maryland 21202

Oliver Press Partners, LLC (3)	3,143,400	—	3,143,400	6.0%
152 West 57th Street New York, New York 10019

Merrill Lynch & Co., Inc.	3,047,578	—	3,047,578	5.8%
World Financial Center, North Tower 250 Vesey Street New York, NY 10381

Executive Officers and Directors

Mark F. O’Connell (5)	345,790	2,442,688	2,788,478	5.1%

Gary D. Hall	—	107,676	107,676	*

David McNelis	148,000	386,000	534,000	1.0%

Michael Segal (6)	327,664	580,060	907,724	1.8%

Sam Zawaideh	31,746	291,814	323,560	*

Gregory R. Beecher	—	75,000	75,000	*

W. Patrick Decker	5,000	117,500	122,500	*

David G. DeWalt	—	37,500	37,500	*

Daniel J. Holland (7)	53,400	87,500	140,900	*

Charles R. Stuckey, Jr. (8)	40,000	130,000	170,000	*

All executive officers, Directors and nominees for Director as a group (11 persons) (9)	951,600	4,430,738	5,382,338	9.5%

*	Represents beneficial ownership of less than one percent of Common Stock.

(#)	As reported on a Schedule 13D/A filed with the Securities and Exchange Commission on March 2, 2006, as of such date, Chilton Investment Company, LLC was no longer the beneficial owner of more than 5% of our outstanding common stock.
(1)	Includes all options that are currently exercisable or will become exercisable within 60 days from March 1, 2006 by the beneficial owner.
(2)	Information obtained from T. Rowe Price Associates, Inc.’s Amendment No. 6 to Schedule 13G filed with the Securities and Exchange Commission on December 31, 2005. T. Rowe Price Associates, Inc. is the sole beneficial owner of 6,166,070 shares of Common Stock, of which it has sole voting power as to 1,869,870 shares, no shared voting power, sole dispositive power as to 6,166,070 shares, and no shared dispositive power.
(3)	Information obtained from Oliver Press Partners, LLC’s Schedule 13D/A filed with the Securities and Exchange Commission on March 3, 2006. Oliver Press Partners, LLC is the beneficial owner of 3,143,400 shares of Common Stock, of which it has shared voting power as to 3,143,400 shares, no sole voting power, shared dispositive power as to 3,143,400 shares, and no sole dispositive power.
(4)	Information obtained from Merrill Lynch and Co., Inc.’s Schedule 13G filed with the Securities and Exchange Commission on December 31, 2005. Merrill Lynch and Co., Inc. is the beneficial owner of 3,047,578 shares of Common Stock of which it has no sole voting power, shared voting power as to 3,047,578 shares, no sole dispositive power, and shared dispositive power as to 3,047,578 shares.
(5)	Includes options to purchase 18,081 shares of Common Stock held of record by Debra A. O’Connell, Mr. O’Connell’s wife, options to purchase 129,419 shares of Common Stock held of record by Gordon H. Hayes, Jr., Trustee of the Mark F. O’Connell Irrevocable Trust—1999 for the benefit of Mr. O’Connell’s children, options to purchase 129,419 shares of Common Stock held of record by Gordon H. Hayes, Jr., Trustee of the Debra A. O’Connell Irrevocable Trust—1999 for the benefit of Mr. O’Connell’s children. Mr. O’Connell disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(6)	Includes 24,003 shares of Common Stock and options to purchase 12,600 shares of Common Stock held of record by Lee E. Fogarty, Trustee of the Michael Segal and Kathleen A. Brown Irrevocable Trust—1999 for the benefit of Mr. Segal’s children, and 9,747 shares of Common Stock and options to purchase 5,400 shares of Common Stock held of record by Kathleen A. Brown, Mr. Segal’s wife, Trustee of The Segal/Brown Irrevocable Trust—1999. Mr. Segal disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(7)	Includes 400 shares of Common Stock owed by Patricia Holland, Mr. Holland’s wife. Mr. Holland disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(8)	Includes 40,000 shares of Common Stock held of record by Charles R. Stuckey and Marilyn Y. Stuckey, Trustees of the Charles R. Stuckey Revocable Trust.
(9)	See Notes 5, 6, 7 and 8.

PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING

If we fail to receive a sufficient number of votes to adopt the merger agreement, we may propose to adjourn the special meeting for a period of not more than 120 days for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes to adopt the merger agreement. If approval of the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of a majority of the votes cast at the special meeting by holders of shares of MatrixOne common stock present or represented by proxy and entitled to vote thereon.

FUTURE STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not completed, we expect to hold our 2006 annual meeting of stockholders. If such meeting is held, stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for our 2006 annual meeting should be sent to us at MatrixOne, Inc., 210 Littleton Road, Westford, Massachusetts, 01886, Attention: Deborah Dean, Corporate Secretary, and we must receive such proposals by July 28, 2006. All stockholder proposals must also meet the requirements set forth in the rules and regulations of the U.S. Securities and Exchange Commission in order to be eligible for inclusion in our proxy statement for our 2006 annual meeting of stockholders.

Stockholder proposals submitted outside the process of Rule 14a-8 under the Exchange Act should be sent to us at MatrixOne, Inc., 210 Littleton Road, Westford, Massachusetts, 01886, Attention: Deborah Dean, Corporate Secretary, and must be received no later than July 28, 2006 to be considered timely under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the U.S. Securities and Exchange Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the U.S. Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room.

Our filings with the U.S. Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the web site maintained by the U.S. Securities and Exchange Commission at www.sec.gov.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope or vote through the internet or by telephone following the instructions on the proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact the Altman Group, our proxy solicitor, toll-free at 1-800-774-4195.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

DASSAULT SYSTEMES CORP.,

DS NEWCO CORP.

and

MATRIXONE, INC.

Dated as of March 1, 2006

A-i

A-ii

TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Acquisition Proposal	Section 6.1(f)
Actions	Section 7.2(f)
Affiliate	Section 3.2(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)
Antitrust Laws	Section 6.6(b)
Antitrust Order	Section 6.6(b)
Bankruptcy and Equity Exception	Section 3.4(a)
Business Day	Section 1.2
Buyer	Preamble
Buyer Balance Sheet	Section 4.3(b)
Buyer Disclosure Schedule	Article IV
Buyer Employee Plan	Section 6.11
Buyer Material Adverse Effect	Section 4.1
Certificate	Section 2.2(b)
Certificate of Merger	Section 1.1
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(f)
Company	Preamble
Company Balance Sheet	Section 3.5(b)
Company Board	Section 3.4(a)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.14(a)
Company ESPP	Section 2.3(c)
Company Intellectual Property	Section 3.10(a)
Company Leases	Section 3.9(c)
Company Material Adverse Effect	Section 3.1
Company Material Contracts	Section 3.11(a)
Company Meeting	Section 3.4(d)
Company Permits	Section 3.16
Company Preferred Stock	Section 3.2(a)
Company Registered Intellectual Property	Section 3.10(g)
Company SEC Reports	Section 3.5(a)
Company Software	Section 3.10(g)
Company Stock Options	Section 2.3(a)
Company Stock Plans	Section 2.3(a)
Company Stockholder Approval	Section 3.4(a)
Company Voting Proposal	Section 3.4(a)
Company’s Knowledge	Section 9.13
Confidentiality Agreement	Section 5.2
Continuing Employees	Section 6.11
Dissenting Shares	Section 2.4(a)
DGCL	Preamble
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.14(a)
Employment Agreement	Section 3.17(b)

A-iii

Terms	Reference in Agreement
Environmental Law	Section 3.13(b)
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(a)
Exchange Act	Section 3.4(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Foreign Benefit Plan	Section 3.14(l)
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(c)
Governmental Regulations	Section 3.9(b)
Hazardous Substance	Section 3.13(c)
HSR Act	Section 3.4(c)
Indemnified Parties	Section 6.8(a)
Intellectual Property	Section 3.10(f)
IRS	Section 3.8(b)
Liens	Section 3.4(b)
Maximum Premium	Section 6.8(c)
Merger	Preamble
Merger Consideration	Section 2.1(c)
Option Consideration	Section 2.3(a)
Ordinary Course of Business	Section 3.2(e)
Outside Date	Section 8.1(b)
Pre-Closing Period	Section 5.1
Proxy Statement	Section 3.5(d)
Real Estate	Section 3.9(a)
Required Company Stockholder Vote	Section 3.4(d)
Representatives	Section 6.1(a)
SEC	Section 3.4(c)
Section 409A	Section 3.14(k)
Securities Act	Section 3.2(c)
Software	Section 3.10(g)
SOX	Section 3.5(a)
Specified Time	Section 6.1(a)
Subsidiary	Section 3.3(a)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.3
Tax Returns	Section 3.8(a)
Taxes	Section 3.8(a)
Termination Fee	Section 8.3(c)
Transitory Subsidiary	Preamble

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of March 1, 2006, by and among Dassault Systemes Corp., a Delaware corporation (the ”Buyer”), DS Newco Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), and MatrixOne, Inc., a Delaware corporation (the ”Company”).

WHEREAS, the Boards of Directors of the Buyer, the Transitory Subsidiary and the Company have each determined that it is advisable and in the best interests of each corporation and their respective stockholders that the Buyer acquire the Company upon the terms and subject to the conditions set forth herein; and

WHEREAS, the acquisition of the Company shall be effected through a merger (the ”Merger”) of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the Delaware General Corporation Law (the “DGCL”), as a result of which the Company shall become a wholly owned subsidiary of the Buyer;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare, and immediately following the Closing the Surviving Corporation shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts are permitted or required by law, executive order or governmental decree to remain closed.

1.3 Effects of the Merger. At the Effective Time (a) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”) and (b) the Certificate of Incorporation of the Company as in effect on the date of this Agreement shall be amended so that the authorized capital stock provided for by such Certificate of Incorporation consists solely of 1,000 shares of common stock, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with the DGCL. In addition, subject to Section 6.8(b) hereof, the Buyer shall cause the By-laws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the By-laws of the Transitory Subsidiary as in effect immediately prior to the Effective Time, except that all references to the name of the Transitory Subsidiary therein shall be changed to refer to the name of the Company, and, as so amended and restated, such By-laws shall be the By-laws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

1.4 Directors and Officers of the Surviving Corporation.

(a) The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

(b) The officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, the Transitory Subsidiary, the Company or the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

(a) Capital Stock of the Transitory Subsidiary. Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by the Buyer, the Transitory Subsidiary or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no payment or distribution or other consideration shall be delivered with respect thereto.

(c) Merger Consideration for Company Common Stock. Subject to Section 2.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares (as defined in Section 2.4(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $7.25 in cash per share, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest.

2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent. At or prior to the Effective Time, the Buyer shall deposit with Computershare, Inc. or another bank or trust company mutually acceptable to the Buyer and the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock and Company Stock Options, as the case may be, outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the Merger

Consideration pursuant to Section 2.1(c) and the Option Consideration pursuant to Section 2.3 in exchange for all of the outstanding shares of Company Common Stock and in respect of the termination of the Company Stock Options (the “Exchange Fund”).

(b) Exchange Procedures. Promptly (and in any event within five Business Days) after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock entitled to receive Merger Consideration pursuant to Section 2.1(c) (each, a “Certificate”) (i) a letter of transmittal (which shall be in a form reasonably acceptable to the Company and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and compliance with the standard procedures of the Exchange Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2. In addition, promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to pay to each person who was, at the Effective Time, a holder of record of Company Stock Options, the Option Consideration to which such person is entitled pursuant to Section 2.3.

(c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock. At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. At any time following the twelfth month after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any amounts in the Exchange Fund which remain undistributed to the holders of Company Common Stock or Company Stock Options (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it) and, thereafter, any holder of Company Common Stock or Company Stock Options who has not previously complied with this Article II shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them or Option Consideration that may be payable to them.

(e) No Liability. To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of

Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts (i) shall be remitted by the Buyer or the Surviving Corporation, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Article II; provided, however, that the Buyer or the Exchange Agent may require the delivery of a reasonable indemnity or bond against any claim that may be made against the Surviving Corporation with respect to such Certificate or ownership thereof.

2.3 Company Stock Plans.

(a) The Company shall take all reasonable action to, as of the Effective Time, terminate all outstanding options to purchase Company Common Stock (the “Company Stock Options”) granted under all stock option plans or other equity-related plans of the Company (including the stock plans listed in Section 3.2(b) of the Company Disclosure Schedule but not including the Company ESPP), each as amended through the date of this Agreement (the “Company Stock Plans”). Subject to the foregoing, each holder of a Company Stock Option that is outstanding and unexercised at the Effective Time, whether or not then exercisable or vested, shall be entitled to receive from the Exchange Agent on behalf of the Surviving Corporation, immediately after the Effective Time, in exchange for the cancellation of such Company Stock Option, an amount in cash equal to the excess of (i) the Merger Consideration over (ii) the per share exercise price of such Company Stock Option, multiplied by the number of shares of Company Common Stock subject to such Company Stock Option as of the Effective Time (the “Option Consideration”). Any such payment shall be subject to all applicable federal, state, local and foreign tax or social charges withholding requirements. Prior to the Effective Time, the Company shall be responsible for delivering to the Exchange Agent (i) a list of holders of Company Stock Options, (ii) calculations showing the respective amount of Option Consideration for each Company Stock Option, and (iii) such information as is reasonably requested by the Exchange Agent and in the Company’s possession and necessary to ensure proper withholding.

(b) The Company shall take all action reasonably necessary to approve the disposition of the Company Stock Options in connection with the transactions contemplated by this Agreement so as to exempt such dispositions under Rule 16b-3 of the Exchange Act.

(c) The Company shall terminate its 2000 Employee Stock Purchase Plan (the “Company ESPP”) in accordance with its terms as of the last day of the current Payment Period, as defined in such plan, that ends on or before the Effective Time.

2.4 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has made a demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL (any such shares collectively being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificate formerly representing such shares.

(c) The Company shall give the Buyer: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relate to such demand; and (ii) the opportunity to direct (with the assistance and cooperation of the Company) all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as set forth herein or in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary and dated as of the date of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company contained in this Agreement.

3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any change, event, circumstance, effect or development that (i) is, or is reasonably likely to be or become materially adverse to the assets, properties, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) materially impedes or delays the Company’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable laws; provided, however, that none of the following shall constitute, in and of itself, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:

(a) changes that are the result of economic factors affecting the national, regional or world economy or acts of war or terrorism, provided that the Company and its Subsidiaries are not materially disproportionately affected thereby;

(b) changes that are the result of factors generally affecting the industries or markets in which the Company conducts its business, provided that the Company and its Subsidiaries are not materially disproportionately affected thereby;

(c) any adverse change, effect or circumstance resulting from actions contemplated by the parties in connection with this Agreement or the pendency or announcement of the transactions contemplated by this Agreement;

(d) changes in applicable law, rules or regulations or GAAP which occur or become effective after the date of this Agreement, provided that the Company and its Subsidiaries are not disproportionately affected thereby;

(e) any action taken pursuant to or in accordance with this Agreement (including Section 6.6) or at the request of the Buyer;

(f) any revenues or earnings reported by the Company that are below any published securities analyst estimates for any period ending on or after the date of this Agreement and prior to the Closing, in and of itself; and

(g) a decline in the price of the Company Common Stock, in and of itself.

3.2 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $.01 par value per share (“Company Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation. As of February 28, 2006, (i) 52,248,552 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Preferred Stock were validly issued or outstanding.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of February 28, 2006, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Plan, the number of shares of Company Common Stock subject to outstanding options under such Plan and the number of shares of Company Common Stock reserved for future issuance under such Plan; and (ii) all outstanding Company Stock Options (other than Company Stock Options issued pursuant to the Company ESPP), indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger. The Company has made available to the Buyer complete and accurate copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options.

(c) Except (i) as set forth in this Section 3.2 and (ii) as reserved for future grants under Company Stock Plans, as of the date of this Agreement, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as contemplated by this Agreement and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to the Company or any Subsidiary of the Company other than guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business consistent in all material respects with past practice (the “Ordinary Course of Business”).

3.3 Subsidiaries.

(a) Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(b) Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c) The Company has made available to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of the Company and each Subsidiary of the Company. Such charter, by-laws or other organizational documents as made available to Buyer are in full force and effect and have not been amended, altered or repealed. The Company is not in violation of any of the provisions of its certificate of incorporation or by-laws, and each of the Company’s Subsidiaries is in compliance with its charter, by-laws or equivalent organizational documents, except for such violations or non-compliance as would not have a Company Material Adverse Effect.

(d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 5% of the outstanding capital stock of such company. The Company does not have any branch office or representative office in any country and since July 2, 2005 has not adopted a plan of complete or partial liquidation, nor undertaken a dissolution, restructuring, recapitalization or other reorganization of the Company or any Subsidiary of the Company (other than the Merger).

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders as described in Section 3.4(d) (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, by the unanimous vote of all directors (i) determined that this Agreement and the Merger, taken together, are fair and in the best interests of the Company and its stockholders, (ii) approved this Agreement and declared its advisability in accordance with the provisions of the DGCL and took all corporate action required to be taken by the Company Board to authorize the transactions contemplated by this Agreement, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement, and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement, the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly and validly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations under this Agreement and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance (“Liens”) on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any filings under any other Antitrust Laws (as defined below), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not be reasonably likely to have a Company Material Adverse Effect.

(d) The affirmative vote for adoption of the Company Voting Proposal by the holders of at least a majority of the outstanding shares of Company Common Stock entitled by law to vote on the Company Voting Proposal on the record date for the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the Merger and all other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since August 1, 2002. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. No investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened.

(b) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Reports and, to the Company’s Knowledge, the statements contained in such certificates are true and correct. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

Except as permitted by the Exchange Act, since the enactment of SOX neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(c) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The Company’s foreign Subsidiaries maintain their books pursuant to GAAP for consolidation purposes and adjust their books to conform to local accounting rules. The consolidated, unaudited balance sheet of the Company as of December 31, 2005 is referred to herein as the “Company Balance Sheet.”

(d) The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the stockholders of the Company (the “Proxy Statement”) in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Reports.

(f) The Company has established and maintains a system of internal accounting controls designed to provide reasonable assurance (i) that receipts and expenditures are executed in accordance with management’s general or specific authorizations; (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(g) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company is in compliance with the applicable listing and other rules and regulations of The Nasdaq National Market.

(h) Except as disclosed in the Company’s SEC Reports filed prior to the date of this Agreement, since August 1, 2004, the Company has not received any written, or to the Company’s Knowledge any oral, notification from its independent auditors, any Governmental Entity or any other person of a (i) “reportable condition” or (ii) “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.

3.6 No Undisclosed Liabilities. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in the Company Balance Sheet and except for liabilities incurred (i) in connection with the transactions contemplated hereby, or (ii) in the Ordinary Course of Business since the date of the Company Balance Sheet, the Company and its Subsidiaries do not have any liabilities of any nature required by GAAP to be reflected on a consolidated balance sheet of the Company that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

3.7 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date hereof, since the date of the Company Balance Sheet (a) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (b) there has not been (i) a Company Material Adverse Effect or (ii) any other action or event that would have required the consent of the Buyer under Section 5.1 of this Agreement (other than paragraphs (b) and (k) of Section 5.1) had such action or event occurred after the date of this Agreement.

3.8 Taxes.

(a) The Company and each of its Subsidiaries has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete, except for any failure to file or errors or omissions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company and each of its Subsidiaries has paid on a timely basis all Taxes that are due, except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, (i) “Taxes” means (A) all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government and (B) any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes including any schedule or attachment thereto, and including any amendment thereof.

(b) The Company has made available to the Buyer correct and complete copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since August 1, 2002. The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service (the “IRS”) or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8(b) of the Company Disclosure Schedule. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the Company’s Knowledge, threatened or contemplated.

(c) Neither the Company nor any of its Subsidiaries: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an “excess parachute payment” under Section 280G of the Code or that will result in the imposition of an excise Tax under Section 4999 of the Code (or any corresponding provisions of state, local or foreign Tax law), including upon consummation of the transactions contemplated in this Agreement; or (ii) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.

(d) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(e) The consolidated financial statements of the Company referred to in Section 3.5(c) herein reflect an adequate reserve for the accrued and unpaid Taxes of the Company and its Subsidiaries.

3.9 Owned and Leased Real Properties.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of (i) the addresses of all real property owned by the Company or any Subsidiary (the “Real Estate”) and (ii) all loans secured by mortgages encumbering the Real Estate.

(b) The Real Estate complies with the requirements of all applicable building, zoning, subdivision, health, safety and other land use statutes, laws, codes, ordinances, rules, orders and regulations (collectively, “Governmental Regulations”), except where noncompliance, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

(c) Section 3.9(c) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively “Company Leases”) and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries. The Company has made available to the Buyer complete and accurate copies of all Company Leases.

3.10 Intellectual Property.

(a) To the Company’s Knowledge, the Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary for the continued conduct of their businesses. All right, title and interest in the Intellectual Property owned by the Company or its Subsidiaries is owned solely and exclusively by the Company or one of its Subsidiaries free and clear of any liens, encumbrances, royalties or other obligations to any other person, other than fees and annuities paid to a Governmental Entity (collectively, “Company Intellectual Property”).

(b) Section 3.10 of the Company Disclosure Schedule sets forth a complete and accurate list of all material agreements with third parties that relate to Intellectual Property (e.g. licenses, indemnification agreements, covenants not to sue, non-competes, etc.) including without limitation all software licensed from third parties that is included in the Company Software and excluding in each case the Company’s software license agreements which the Company and its Subsidiaries license Company Software to their customers in the Ordinary Course of Business and excluding generally commercially available, off-the-shelf software programs that are available for less than $2,000.00 per license. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Company Intellectual Property, (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries or (iii) alter, impair or extinguish any of the Company Intellectual Property.

(c) All the Company Registered Intellectual Property is subsisting and has not expired or been cancelled. To the Company’s Knowledge, no third party has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any of the Company Intellectual Property. To the Company’s

Knowledge, the Company Registered Intellectual Property is valid and enforceable and there are no actual or threatened opposition proceedings, cancellation proceedings, interference proceedings, decrees, orders, injunctions or other similar action challenging the validity, existence or ownership of the Company Registered Intellectual Property. None of the Company Registered Intellectual Property has been previously adjudicated to be invalid or unenforceable in whole or in part or is the subject of any written pending threatened challenge.

(d) To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as it has been conducted, and is currently being conducted, does not infringe (whether directly, as a contributory infringer, through inducement or otherwise), violate or constitute a misappropriation of any Intellectual Property of any third party. Since August 1, 2002, neither the Company nor any of its Subsidiaries has received any written claim or notice alleging any such infringement, violation or misappropriation or has received any written “invitations to license” or other communications asserting that the Company or one of its Subsidiaries will be obligated to take a license under third party Intellectual Property rights in order to continue conducting business in their ordinary fashion.

(e) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries’ employees, officers and independent consultants that have created any Intellectual Property used or held for use by the Company or its Subsidiaries, have assigned ownership of such Intellectual Property to the Company or one of its Subsidiaries through a written agreement.

(f) The Company has disclosed source code to the Company Software only to its contractors and then only pursuant to written confidentiality terms that reasonably protect the Company’s interests and rights in such Company Software. Except as disclosed in accordance with such confidentiality agreements or as provided under valid source code escrow agreements (under which there has been no release), no person (other than Company) is in possession of any source code for any Software included in the Company Software or has any rights to the same. Neither the entering into of this Agreement nor the consumation of the transactions contemplated hereby will result in a triggering event under any source code escrow arrangement to which the Company is a party or otherwise give any person a right to access or use the source code to the Company Software.

(g) Definitions. For purposes of this Agreement:

(i) The term “Intellectual Property” means all intellectual property rights, however denominated, throughout the world, including without limitation, the following statutory and common law rights, as applicable, along with all choses and rights of action arising therefrom and all registrations, applications to register, and administrative rights to seek registration, recordation, or take other actions by which interests in any intellectual property may be established, perfected or defended: (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, Company Software, (iv) slogans, logos, trade dress and other branding tools, (v) any goodwill, moral rights, rights of privacy, rights of publicity, and authors’ rights and (vi) other tangible or intangible proprietary or confidential information and materials. Section 3.10 of the Company Disclosure Schedule contains a true, complete and accurate list of the Company and its Subsidiaries’ patents, registered trademarks and service marks, registered copyrights, domain names and applications for all of the foregoing (collectively, “Company Registered Intellectual Property”) and summarizes, where applicable, the following for each item of Company Registered Intellectual Property: patent number, application number, registration number, filing date, date of issuance, applicant, mark or name, owner(s) and country of origin.

(ii) The term “Software” means all computer software, programs and databases, in any form, including without limitation, development tools, library functions, compilers, Internet websites, web content and links, all versions, updates, corrections, enhancements, replacements and modifications thereof, and all documentation related thereto.

(iii) The term “Company Software” means all Software that (i) is material to the conduct of the business of the Company or its Subsidiaries, or (ii) is distributed, sold, licensed or marketed by the Company or its Subsidiaries. Section 3.10 of the Company Disclosure Schedule contains a true, complete and accurate list of the Company Software and indicates any Company Software which is not solely and exclusively owned by the Company or one of its Subsidiaries.

3.11 Contracts.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts and agreements to which the Company is a party as of the date of this Agreement that are material to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, including without limitation (i) a list of customers currently under maintenance, (ii) list of open purchase orders for statements of work with revenue of at least $100,000, (iii) any agreement, contract or commitment (A) in connection with which or pursuant to which the Company or any of its Subsidiaries has made a binding commitment to a customer for future product function or performance, and (B) in connection with which or pursuant to which the Company and its Subsidiaries are committed to spend, in the aggregate, more than $250,000 during the current fiscal year or during the next fiscal year; (iv) any non-competition or other agreement that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in business anywhere in the world; (v) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries; (vi) any Employment Agreement or consulting agreement with any executive officer or other employee of the Company or member of the Company Board earning annual base compensation in excess of $100,000, (vii) any contract which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement and (viii) any contract pursuant to which the Company or any of its Subsidiaries is obligated to pay future royalties (collectively, the “Company Material Contracts”). The Company has made available to the Buyer a complete and accurate copy of each Company Material Contract.

(b) Each Company Material Contract is valid and binding on the Company and its Subsidiaries, as applicable, and is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

3.12 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries.

3.13 Environmental Matters.

(a) Except for matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect:

(i) the operations of the Company and its Subsidiaries have been and are in compliance with all Environmental Laws;

(ii) neither the Company nor its Subsidiaries has received any written notice alleging any of them has not complied with applicable Environmental Laws;

(iii) the properties currently owned or operated by the Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances in an amount or concentration that would give rise to an obligation to act or disclose that condition under any Environmental Law;

(iv) the properties formerly owned or operated by the Company or any of its Subsidiaries were not contaminated with Hazardous Substances in an amount or concentration that would give rise to an obligation to act or disclose that condition under any Environmental Law during the period of ownership or operation by the Company or any of its Subsidiaries;

(v) neither the Company nor any of its Subsidiaries has received a written notice that it is subject to liability for any Hazardous Substance disposal or contamination in violation of any Environmental Law on the property of any third party;

(vi) neither the Company nor any of its Subsidiaries have released any Hazardous Substance into the environment except (A) in compliance with law or (B) in an amount or concentration that would not be expected to give rise to a liability or obligation under any Environmental Law;

(vii) neither the Company nor any of its Subsidiaries has received any written notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law; and

(viii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees or injunctions by any Governmental Entity or is subject to any indemnity agreement with any third party addressing liability under any Environmental Law.

(b) For purposes of this Agreement, the term “Environmental Law” means any law, regulation, order, decree or permit requirement of any governmental jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

(c) For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

(d) The parties agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.13. Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Sections 3.15 and 3.16 do not relate to environmental matters.

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates or under which the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates has or may have any liability (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation including but not limited to insurance coverage, severance benefits, disability benefits, fringe-benefit, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, which benefits any current or former employee, director, consultant or independent contractor of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Buyer.

(b) With respect to each Company Employee Plan, the Company has made available to the Buyer a complete and accurate copy of (i) the plan document and all amendments thereto (or, if the plan has not been reduced to writing, a written summary of all material plan terms), (ii) the most recent annual report (Form 5500) filed with the IRS and (iii) each trust agreement, group annuity contract, administrative and similar agreements and summary plan description, if any, relating to such Company Employee Plan.

(c) Each Company Employee Plan, including any associated trust or fund, is being administered in all material respects in accordance with ERISA, the Code and all other applicable laws (including, where applicable, non-U.S. Law) and the regulations thereunder and in accordance with its terms.

(d) With respect to the Company Employee Plans, all required contributions and premium payments have been timely made or, to the extent not due, have been properly accrued to the extent required by GAAP. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost or that has subjected or could subject the Company or any of its Subsidiaries to a material penalty under Section 502 of ERISA or to a material excise tax under the Code, or that has subjected or could subject any participant in, or beneficiary of, a Company Employee Plan to a material tax under Code Section 4973.

(f) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained an Employee Benefit Plan which was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA, (iii) a voluntary employees’ beneficiary association within the meaning of Section 501(c)(a) of the Code, or (iv) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of the payment of any compensation or benefits payable to or in respect of or accrued on behalf of any current or former director, officer or employee of the Company or any of its Subsidiaries or entitle any such director, officer or employee to any severance or similar compensation or benefits.

(h) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

(i) Each Company Employee Plan that is a qualified defined contribution plan providing for participant direction of investments is an “ERISA 404(c) Plan” within the meaning of the applicable Department of Labor regulations.

(j) With respect to each Company Employee Plan, no administrative investigation, audit or other proceeding by the IRS, Department of Labor other governmental authority, and no other lawsuit, claim, or other controversy, other than claims for benefits in the ordinary course, is pending or, to the knowledge of the Company, threatened.

(k) No Company Employee Plan that is a non-qualified deferred compensation plan subject to Section 409A of the Code (“Section 409A”) has been materially modified (as defined under Section 409A) on or after October 3, 2004.

(l) Without limiting the generality of (b) through (k) above, with respect to each Company Employee Plan that is subject to the laws of a jurisdiction other than the United States (whether or not United States law also applies) (a “Foreign Benefit Plan”): (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made, or if, applicable accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to reasonable actuarial assumptions and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be less than such benefit obligations, and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(m) Section 3.14(m) of the Company Disclosure Schedule lists all of the individuals whom the Company and any of its Subsidiaries treat as independent contractors. All such individuals have been properly classified as such for purposes of all employee benefit plans and applicable laws except for classification issues that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.15 Compliance With Laws. The Company and each of its Subsidiaries is in compliance with, is not in violation of, and, since July 1, 2002, has not received any written notice alleging any violation with respect to, any applicable statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is not now, and during the last three years has not been, the subject of (i) any complaint or charge filed by, (ii) citation issued by, (iii) audit, suit or other legal process with respect to any of its employees, or any of the terms and condition of their employment, brought by, or (iv) to the Company’s Knowledge any investigation by, any federal, state or local governmental agency, including without limitation the U.S. Department of Labor, the Equal Opportunity Commission, the Occupational Safety and Health Administration, the National Labor Relations Board, the Office of Federal Contract Compliance or any state agency comparable to any of the foregoing.

3.16 Permits. The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect (the “Company Permits”). The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.17 Labor Matters. The Company represents and warrants:

(a) Section 3.17 of the Company Disclosure Schedule contains a list as of the date of this Agreement of all employees of the Company and each of its Subsidiaries whose annual rate of base compensation exceeds $100,000 per year, along with the position and the annual rate of base compensation of each such person.

(b) The Company and each of its Subsidiaries is in compliance with, in all material respects, all applicable Employment Agreements, consulting and other service contracts, written employee or human resources personnel policies, handbooks or manuals, and severance or separation agreements (to the extent any of the foregoing contain enforceable obligations). For purposes of this Agreement, “Employment Agreement” means the individual employment agreements including without limitation restrictive agreements and negative covenant agreements that the Company or any of its Subsidiaries have with their employees, past or present, the collective bargaining agreements binding the Company or any of its Subsidiaries including, but not limited to, any of the following which impose any obligations on the Company or any of its Subsidiaries: letters of understanding, letters of intent, side letters, grievance settlements or other documents evidencing an obligation under a collective bargaining agreement and other written instruments with bargaining agents, employee relations committees or other similar representative organizations, if any, for employees.

(c) The Company and each of its Subsidiaries is, and has been during the prior three years, in material compliance with all foreign, federal, state and local employment laws, regulations and other requirements related to employment, employment practices, wages, hours and other terms and conditions of employment, including but not limited to the Fair Labor Standards Act.

(d) No labor union has been certified by the National Labor Relations Board, to the extent applicable, or is otherwise acting as bargaining agent for any employees of any the Company or any of its Subsidiaries; neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement; and to the Company’s Knowledge there are no labor unions or other organizations attempting to represent any employees of the Company or any of its Subsidiaries.

(e) No collective bargaining agreements, employee agreements or Employment Agreements are currently being negotiated with respect to any of the employees of the Company or any of its Subsidiaries (other than day-to-day requests from employees in the Ordinary Course of Business).

(f) Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries is engaged in any unfair labor practices, has any unfair labor practice charge or complaint pending or, to the Company’s Knowledge, threatened against it or, to the Company’s Knowledge, has complaints before the National Labor Relations Board pending or threatened against the Company or any of its Subsidiaries.

(g) There are no actual, threatened or pending unfair labor practice complaints, strikes, work stoppages, picketing, lock-outs, boycotts, slowdowns, arbitrations, grievances, complaints, charges or similar labor-related disputes or proceedings against the Company or any of its Subsidiaries, and there have not been any such activities or disputes or proceedings within the last three years.

(h) There is no action, suit, proceeding, claim, arbitration, mediation, grievance procedure or, to the Company’s Knowledge, investigation, relating to a labor or employment dispute pending, or to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries.

(i) All vacation pay or other paid leave or benefits, premiums for employment insurance, accrued wages, salaries, bonuses, incentive pays, commissions and benefit plan payments have, in accordance with GAAP, been properly reflected and accrued in the books and accounts of the Company and its Subsidiaries.

(j) During the past three years, neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of such Company or any of its Subsidiaries, and there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is presently planning to effectuate any such “plant closing” or “mass layoff”.

3.18 Insurance. Each of the Company and its Subsidiaries maintains in full force and effect with financially sound and reputable insurance carriers insurance policies with respect to their business, properties and assets, in such amounts and against such losses and risks as is customarily carried by similarly situated companies in the same or similar businesses and as is required under the terms of any Company Material Contract and lease for real property. Section 3.18 of the Company Disclosure Schedule contains a complete and correct list as of the date hereof of all material insurance policies maintained by or on behalf of the Company or its Subsidiaries. All listed policies are in full force and effect, all premiums due and payable thereon have been paid and the Company or its Subsidiaries, as applicable, have complied in all material respects with the provisions of such policies. Neither the Company nor any of its Subsidiaries has received any written notice from any issuer of any of their insurance policies canceling or amending any policies listed in Section 3.18 of the Company Disclosure Schedule, increasing any deductibles or retained amounts thereunder, or increasing premiums payable thereunder. There is no claim by the Company or any of its Subsidiaries pending under any of such policies as to which coverage has been denied or disputed in writing by the underwriters or in respect of which the underwriters have reserved their rights.

3.19 Customers. Section 3.19 of the Company Disclosure Schedule sets forth the twenty-five largest customers of the Company and its Subsidiaries for each of (a) the period from June 29, 2003 through July 3, 2004, (b) the period from July 4, 2004 through July 2, 2005 and (c) the period from July 2, 2005 through December 31, 2005, in each case based on amounts billed for licenses from and services provided by the Company and its Subsidiaries. From and after December 31, 2005 and prior to the date of this Agreement, none of such customers has terminated (other than any termination due to project completion) or not renewed or, to the Knowledge of the Company and its Subsidiaries, threatened in writing to terminate or not renew its relationship with the Company.

3.20 Opinion of Financial Advisor. The financial advisor of the Company, Deutsche Bank Securities Inc. (“Deutsche Bank”), has delivered to the Company an opinion dated the date of this Agreement to the effect that, as of such date, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

3.21 Takeover Defenses.

(a) No anti-takeover provision in the Company’s Certificate of Incorporation or By-laws and no “fair price,” “moratorium,” or “control share acquisition” or similar anti-takeover statute or regulation is, or at the Effective Time will be, applicable to the execution, delivery or performance of this Agreement, the consummation of the Merger or the other transactions contemplated by this Agreement, or Buyer.

(b) The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, or Buyer.

3.22 Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Deutsche Bank, whose fees and expenses shall be paid by the Company. The Company has made available to the Buyer a complete and accurate copy of all agreements pursuant to which Deutsche Bank is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY

The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth herein or in the disclosure schedule delivered by the Buyer and the Transitory Subsidiary to the Company and dated as of the date of this Agreement (the “Buyer Disclosure Schedule”).

4.1 Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (a) the business, financial condition or results of the Buyer and its Subsidiaries, taken as a whole, or (b) the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement, the performance by the Buyer and the Transitory Subsidiary of their respective obligations under this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary, other than the adoption of this Agreement by the Buyer as the sole stockholder of the Transitory Subsidiary, which shall occur immediately after the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the performance of their obligations by each of the Buyer and the Transitory Subsidiary and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of the

Buyer’s common stock are listed for trading is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act or any other Antitrust Laws, and (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business.

(d) No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

4.3 Operations of the Transitory Subsidiary. The Transitory Subsidiary is a newly-formed corporation and has not engaged in any business activities other than in connection with the transactions contemplated by this Agreement.

4.4 Financing. The Buyer and the Transitory Subsidiary have sufficient funds to perform all of their respective obligations under this Agreement and to consummate the Merger.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. The Company covenants and agrees that, except as expressly provided or permitted herein, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Buyer, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the business of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the Ordinary Course of Business; and the Company shall use commercially reasonable efforts (subject to the limitations set forth in this Agreement) to maintain and preserve its and each of its Subsidiary’s business organization, assets and properties, to keep available the services of the current officers and key employees and consultants of the Company and the Subsidiaries, and to preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Section 5.1 of the Company Disclosure Schedule, during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options or (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company or any of its Subsidiaries;

(b) except as permitted by Section 5.1(k), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber, or authorize the issuance, delivery, sale, grant, pledge or other disposition or encumbrance of, any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement or pursuant to the Company ESPP);

(c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business;

(e) sell, transfer, lease, license, pledge, or otherwise dispose of or encumber any Intellectual Property or any other material properties or material assets of the Company or of any of its Subsidiaries other than in the Ordinary Course of Business;

(f) adopt or implement any stockholder rights plan;

(g) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than (A) in connection with the financing of trade receivables in the Ordinary Course of Business, (B) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business and (C) pursuant to existing credit facilities in the Ordinary Course of Business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, provided, however, that the Company may, in the Ordinary Course of Business, invest in debt securities maturing not more than 90 days after the date of investment, or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(h) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $500,000 in the aggregate or $50,000 in the case of any individual item for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company’s budget for capital expenditures previously made available to the Buyer or the specific capital expenditures disclosed in Section 3.7 of the Company Disclosure Schedule;

(i) take any action, other than commercially reasonable and usual actions in the Ordinary Course of Business, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable) or change any of the accounting methods used by the Company materially affecting the Company’s assets, liabilities or business, except for such changes required by a change in GAAP;

(j) make any material tax election or settle or compromise any material United States federal, state, local or other non-United States income tax liability, except in the Ordinary Course of Business;

(k) enter into, amend, modify or consent to the termination of any contract, agreement, or commitment (i) relating to a binding commitment by the Company or any of its Subsidiaries to a customer for future product function or performance, (ii) with any of the customers listed on Section 3.19 of the Company Disclosure Schedule other than in the Ordinary Course of Business, (iii) pursuant to which the Company and its Subsidiaries will spend in the aggregate more than $250,000 during the current fiscal year or during the next fiscal year or (iv) relating to an OEM or distributor arrangement other than in the Ordinary Course of Business with any customer or distributor not listed on Section 3.19 of the Company Disclosure Schedule;

(l) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof and except for the payment of annual bonuses to employees for the Company’s 2006 fiscal year: (i) adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement (except in the Ordinary Course of Business and only if such arrangement is terminable on 60 days’ or less notice without either a penalty or a termination payment, or as otherwise required by law); (ii) hire any employee other than in order to fill a vacancy created upon the termination of the employment of an employee of the Company or its Subsidiaries or termination of a consulting arrangement as of the date of this Agreement earning annual base compensation of up to $90,000 as of the date of such termination; (iii) engage any independent contractor for aggregate consideration of greater than $90,000; (iv) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee; (v) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement; (vi) grant any stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or (vii) take any action other than in the Ordinary Course of Business and pursuant to the terms of the plan in question to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

(m) open any new facility or office, or close any facility or office, in any country or renew or extend the termination date of any lease agreement (with written consent by the Buyer not to be unreasonably withheld, delayed or conditioned);

(n) permit any material insurance policy naming the Company as a beneficiary or a loss payee to be cancelled or terminated without notice to Buyer (with written consent by the Buyer not to be unreasonably withheld, delayed or conditioned);

(o) create any Subsidiary, any branch office or representative office in any country or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Subsidiary of the Company (other than the Merger); or

(p) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of November 21, 2005 (the ”Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, until the termination of this Agreement in accordance with the terms hereof (the “Specified Time”), neither the Company nor any of its Subsidiaries shall, and the Company shall use reasonable efforts and act in good faith to cause its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) solicit, initiate, or knowingly induce or encourage, any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging, facilitating or inducing, any inquiries or the making of any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, in response to an Acquisition Proposal that did not result from a breach of this Agreement and that the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) is reasonably likely to lead to a Superior Proposal, and subject to compliance with Section 6.1(c), the Company may (A) furnish information with respect to the Company to any person (and the Representatives of such person) making such Acquisition Proposal, pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement, (B) engage in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with such person and its Representatives regarding any such Acquisition Proposal, and (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock.

(b) No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Specified Time, the Company Board shall not:

(i) except as set forth in this Section 6.1, withhold, withdraw or modify, in a manner adverse to the Buyer, the approval or recommendation by the Company Board with respect to the Company Voting Proposal;

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement or arrangement (whether binding or not) (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

(iii) except as set forth in this Section 6.1, adopt, approve or recommend any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Section 6.1 or Section 6.5, the Company Board may withhold, withdraw or modify its recommendation with respect to the Company Voting Proposal or approve or recommend a Superior Proposal if and only to the extent that, after complying with the notice provisions in this Section 6.1 (including Section 6.1(d)), the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable law. Promptly (and in any event no later than one calendar day) following a determination by the Company Board that an Acquisition Proposal constitutes a Superior Proposal, the Company shall deliver to the Buyer a written notice advising the Buyer that the Company Board has received a Superior Proposal together with a copy of any such Superior Proposal if in writing, specifying (to the extent not previously done under Section 6.1(d)) the terms and conditions of such Superior Proposal and the identity of the person making such Superior Proposal. During the period of four Business Days after the Buyer’s receipt from the Company of such notice of a Superior Proposal, the Company shall negotiate in good faith with the Buyer to revise this Agreement so that the Acquisition Proposal of such person no longer constitutes a Superior Proposal. If, following, the expiration of such period of four Business Days, the Acquisition Proposal still constitutes a Superior Proposal and did not otherwise result from a breach of this Section 6.1, the Company, by action of the Company Board, may terminate this Agreement pursuant to Section 8.1(f), provided that, concurrently with such termination, the Company pays to the Buyer all amounts payable pursuant to Section 8.3 and enters into a definitive agreement to consummate such Superior Proposal.

(c) Change of Recommendation. Notwithstanding anything to the contrary set forth in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Meeting and to hold a vote of the Company’s stockholders on the Company Voting Proposal at the Company Meeting shall not during the term of this Agreement be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal (whether or not a Superior Proposal). The Company shall not submit to the vote of its stockholders any Acquisition Proposal (whether or not a Superior Proposal), or propose to do so, prior to the termination of this Agreement.

(d) Notices to the Buyer.

(i) Upon the Company’s receipt of any Acquisition Proposal or request for information or inquiry which would reasonably be expected to lead to an Acquisition Proposal, the Company shall promptly, and in any event within 24 hours, (A) advise the Buyer orally, with written confirmation to follow, of the Company’s receipt of such Acquisition Proposal, request or inquiry, the material terms and conditions thereof and the identity of the person making any such Acquisition Proposal, request or inquiry and (B) provide a copy to Buyer of all written materials provided by that person or its representatives with respect to such Acquisition Proposal, request or inquiry.

(ii) After receipt of any Acquisition Proposal, request or inquiry, the Company shall (A) continue to keep the Buyer informed, on a prompt (and in any event no later than one calendar day) basis, in all material respects of the details of, or any communication by the Company to the person making the Acquisition Proposal, of the Company’s position with respect to, such Acquisition Proposal, request or inquiry (including, without limitation, notice of all material amendments thereto, and notice of withdrawal or rejection thereof), and (B) promptly (and in any event no later than one calendar day) provide to the Buyer a copy of all written materials subsequently provided or received by the Company in connection with such Acquisition Proposal, request or inquiry (to the extent that the Company has not previously provided such materials to the Buyer).

(iii) The Company shall provide the Buyer with two Business Days’ prior written notice of any meeting of the Company Board at which such Company Board or any members or committee thereof are reasonably expected to consider declaring a Superior Proposal to be such or changing their recommendation with respect to the Company Voting Proposal.

(e) Certain Permitted Disclosure. Nothing contained in this Section 6.1 or in Section 6.5 (or elsewhere in this Agreement) shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

(f) Cessation of Ongoing Discussions; Destruction/Return of Confidential Material.

(i) The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

(ii) The Company shall promptly, and not later than 48 hours following the execution of this Agreement, request in writing that each person which has within the 12 months prior to the date of this Agreement executed a confidentiality agreement with the Company or any of its Representatives with respect to such person’s consideration of an Acquisition Proposal to immediately return or destroy all confidential information heretofore furnished to such person or its Representatives by the Company or its Representatives pursuant to the terms of such confidentiality agreement.

(g) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means, whether written or oral, (i) any proposal or offer for a merger, consolidation, dissolution, sale of substantial assets outside the Ordinary Course of Business, tender offer, recapitalization, share exchange or other business combination involving the Company and its Subsidiaries, taken as a whole, (ii) any proposal for the issuance by the Company of over 15% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any unsolicited, bona fide and written proposal made by a third party to acquire over 50% of the equity securities or consolidated total assets of the Company and its

Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which the Company Board determines (after consultation with its financial and legal advisors) in its good faith judgment to be more favorable from a financial point of view to the holders of Company Common Stock (in their capacity as stockholders) than the transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Buyer to amend the terms of this Agreement), (ii) is not subject to any financing contingency or, if so subject, that the Company Board determines in its good faith judgment is reasonably likely of being financed, and (iii) that the Company Board determines in its good faith judgment is reasonably likely of being completed without undue delay on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

6.2 Proxy Statement. As promptly as practicable after the execution of this Agreement, but in any event not later than 30 calendar days (subject to the last proviso to this sentence), the Company, in cooperation with the Buyer, shall prepare and file with the SEC the Proxy Statement; provided, however, that the Company shall give to Buyer the opportunity to review and comment on the initial preliminary Proxy Statement and all subsequent forms or versions of or amendments to the Proxy Statement and the Company shall take into good faith consideration all of Buyer’s reasonable comments to each version of or amendment to the Proxy Statement; and provided, further, that the Company shall not file or submit the initial preliminary or any subsequent forms or versions of or amendments to the Proxy Statement without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

6.3 Nasdaq Quotation. The Company agrees to use commercially reasonable efforts to continue the quotation of the Company Common Stock on The Nasdaq Stock Market during the term of this Agreement.

6.4 Access to Information. During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives, access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel, records and accountants’ work papers (subject to such undertakings as the Company’s accountants may require), as the Buyer shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, (b) a copy of each material tax return, report and information statement filed by it during such period, and (c) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request. The Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement.

6.5 Stockholders Meeting. The Company, acting through the Company Board and in accordance with Section 6.1(c) hereof, shall take all actions in accordance with applicable law, its Certificate of Incorporation and

By-laws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in no event more than 40 Business Days from the date the SEC clears the Proxy Statement or informs the Company that it will not review the Proxy Statement, the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1, the Company Board (a) shall recommend adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement and (b) shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal. Subject to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Nasdaq Stock Market or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after obtaining the Buyer’s written consent (which shall not be unreasonably withheld, conditioned or delayed), may adjourn or postpone the Company Meeting to the extent necessary to ensure that any supplement or amendment to the Proxy Statement required by law is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

6.6 Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.1 and Section 6.6(b), the Company and the Buyer shall each use its commercially reasonable efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

(b) Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

(c) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time, it being understood that neither the Company nor the Buyer shall be required to make any payments in connection with the fulfillment of its obligations under this Section 6.6.

6.7 Public Disclosure. Except as may be required by applicable law or the rules or regulations of any United States or non-United States securities exchange, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (b) the Buyer and the Company shall each use its commercially reasonable efforts to consult with the other party, and provide such other party with an opportunity to review and comment, before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

6.8 Indemnification.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Buyer and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for officers and directors of Delaware corporations. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Buyer and the Surviving Corporation upon receipt by the Buyer or the Surviving Corporation from the Indemnified Party of a request therefor, provided that such Indemnified Party seeking advancement of expenses provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain, and Buyer shall cause the Certificate of Incorporation and By-laws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Certificate of Incorporation and By-laws of the Company.

(c) Subject to the next sentence, the Surviving Corporation shall maintain, and the Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the Effective Time (such 200%, the “Maximum Premium”), which annual premium is set forth in Section 6.8(c) of the Company Disclosure Schedule. If the Company’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Buyer shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance.

(d) The Buyer shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.8 in connection with their enforcement of their rights provided in this Section 6.8, unless it is ultimately determined that the person was not entitled to such indemnification.

(e) The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.9 Notification of Certain Matters. During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, (x) the delivery of any notice pursuant to this Section 6.9 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or prevent or cure any misrepresentations, breach of warranty or breach of covenant, and (y) the delivery of any notice pursuant to this Section 6.9 will not be deemed to amend or supplement the Disclosure Schedule or constitute an exception to any representation or warranty of the Company.

6.10 Reserved.

6.11 Service Credit. Following the Effective Time, the Buyer will give each employee of the Buyer or the Surviving Corporation or their respective Subsidiaries who shall have been an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility and vesting (but not for the accrual of benefits) under any Buyer Employee Plans (as defined below), (b) determination of benefit levels under any Buyer Employee Plan or policy relating to vacation and (c) determination of “retiree” status under any Buyer Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, and in each case only to the same extent recognized by the Company under a comparable Company Employee Plan immediately prior to the Effective Time, but except where such credit would result in a duplication of benefits. In addition, the Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable medical or dental plan, to the extent permitted by such plan, of the Buyer and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs in each case to the extent such limitations would have been waived or such expenses recognized by a comparable Company Employee Plan immediately prior to the

Effective Time. For purposes of this Agreement, the term “Buyer Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement (other than stock plans or other equity incentive plans), including insurance coverage, or disability benefits, for the benefit of, or relating to, any current or former employee of the Buyer or any of its Subsidiaries or any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Buyer or a Subsidiary of the Buyer.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Voting Proposal shall have been adopted at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

(b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

(d) Proxy Statement. No order suspending the use of the Proxy Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff.

(e) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

7.2 Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes expressly contemplated by this Agreement, and (iii) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had a Company Material Adverse Effect); and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) No Injunctions or Restraints. There shall not be instituted or pending any action or proceeding in which a Governmental Entity is (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (ii) seeking to prohibit or limit in any material respect the Buyer’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, either of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes expressly contemplated by this Agreement, and (iii) where the failure to be true and correct (without regard to any materiality qualifications contained therein), individually or in the aggregate, has not had a Buyer Material Adverse Effect; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer and the Transitory Subsidiary. The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time by written notice by the terminating party to the other party, whether before or, subject to the terms hereof, after adoption of this Agreement by the stockholders of the Company, only as follows:

(a) by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or

(b) by either the Buyer or the Company if the Merger shall not have been consummated by December 22, 2006 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d) by either the Buyer or the Company if at the Company Meeting at which a vote on the Company Voting Proposal is properly taken, the Required Company Stockholder Vote in favor of the Company Voting Proposal shall not have been obtained; or

(e) by the Buyer, if (i) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withdrawn or modified its recommendation of the Company Voting Proposal in a manner adverse to the Buyer; (ii) the Company Board shall have approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger); or (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer; or

(f) by the Company, by action of the Company Board, pursuant to and in compliance with Section 6.1, provided that the Company simultaneously enters into a definitive agreement to consummate a Superior Proposal and pays the fee described in Section 8.3(c);

(g) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within 15 Business Days following receipt by the Company of written notice of such breach or failure to perform from the Buyer;

(h) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within 15 Business Days following receipt by the Buyer of written notice of such breach or failure to perform from the Company; or

(i) by the Buyer if there shall have occurred any Company Material Adverse Effect.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement and (b) the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and the Buyer shall share equally all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement (including any related preliminary materials) and any amendments or supplements thereto.

(b) The Company shall pay the Buyer up to $2,000,000 as reimbursement for expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, reasonable fees and expenses of the Buyer’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement:

(i) by the Buyer or the Company (A) pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in Sections 7.2(a) or (b) by the Outside Date shall have resulted in the Closing not occurring or (B) pursuant to Section 8.1(d); or

(ii) by the Buyer pursuant to Sections 8.1(g) or 8.1(i).

The expenses payable pursuant to this Section 8.3(b) shall be paid by wire transfer of same-day funds within 10 Business Days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(b).

(c) The Company shall pay the Buyer a termination fee of $14,000,000 (the “Termination Fee”) in the event of the termination of this Agreement pursuant to Section 8.1(e) or 8.1(f).

Any Termination Fee due under this Section 8.3(c) shall be paid to the Buyer by wire transfer of same-day funds (x) in the event of a termination pursuant to Section 8.1(e), within two Business Days after the date of termination of this Agreement, and (y) in the event of a termination pursuant to Section 8.1(f), simultaneous with the termination of this Agreement.

(d) The Company shall pay the Buyer the Termination Fee (less any expense reimbursement previously paid under Section 8.3(b)) in the event of the termination of this Agreement pursuant to Sections 8.1(b), 8.1(d) or 8.1(i) if (x) in the case of Sections 8.1(b) and 8.1(d) only, prior to the Company Meeting there shall have been a publicly-announced Acquisition Proposal that is not withdrawn and (y) within 12 months following such termination the Company consummates an Acquisition Proposal with any person or enters an Alternative Acquisition Agreement (provided that for purposes of this Section 8.3(d) all references to “15%” in the definition of “Acquisition Proposal” shall be deemed references to “40%”).

Any fee due under this Section 8.3(d) shall be paid to the Buyer by wire transfer of same-day funds within two Business Days after the date of consummation of the Acquisition Proposal or entering into the Alternative Acquisition Agreement (as the case may be).

(e) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (a) of Section 8.2, but otherwise shall constitute the sole and exclusive remedy of the parties in connection with any termination of this Agreement.

8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.8 and 6.11 and Article IX.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a) if to the Buyer or the Transitory Subsidiary, to

Dassault Systemes Corp.

9, quai Marcel Dassault—B.P. 310

92156 Suresnes Cedex, France

Attn: Thibault de Tersant

Telecopy: 33 1 42 04 45 81

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

45 Rockefeller Plaza

New York, NY 10111-0087

Attention: Jonathan P. Cramer, Esq.

Facsimile: (212) 841-5725

(b) if to the Company, to

MatrixOne, Inc.

210 Littleton Road

Westford, MA 01886

Attn: Mark O’Connell

Telecopy: (978) 589-5700

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attn: Jay E. Bothwick, Esq.

Telecopy: (617) 526-5000

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements, undertakings or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4 No Third Party Beneficiaries. Except as provided in Sections 2.1 and 2.2 (with respect to which holders of Company Common Stock shall be third party beneficiaries), Section 6.8 (with respect to which the Indemnified Parties shall be third party beneficiaries) and Section 6.11 (with respect to which the Continuing Employees shall be third party beneficiaries), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9 Governing Law. This Agreement and the transactions contemplated hereby, and any litigation arising out of or relating directly or indirectly thereto, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, without the necessity of posting bonds or other undertaking in connection therewith. The parties acknowledge that in the absence of a waiver, a bond or undertaking may be required by a court and the parties hereby waive any such requirement of such a bond or undertaking.

9.11 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in Wilmington, Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, and (e) expressly waives, and agrees not to plead or to make any claim that any such action or proceeding is subject (in whole or in part) to a jury trial. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought. Each of the parties further agrees to waive any bond, surety or other security that might be required of any other party with respect to any action or proceeding, including an appeal thereof. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENT THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 9.12 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND ITS CONSENT THAT ANY SUCH PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.13 Disclosure Schedules. The Company Disclosure Schedule and the Buyer Disclosure Schedule shall each be arranged in Sections corresponding to the numbered Sections contained in Article III, in the case of the Company Disclosure Schedule, or Article IV, in the case of the Buyer Disclosure Schedule, and the disclosure in any Section shall qualify (a) the corresponding Section in Article III or Article IV, as the case may be, and (b) the other Sections in Article III or Article IV, as the case may be, to the extent it is readily apparent from a reading of such disclosure that it also applies to such other Sections. The inclusion of any information in the Company Disclosure Schedule or the Buyer Disclosure Schedule, or in any update thereto, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, or is outside the Ordinary Course of Business.

9.14 Company’s Knowledge. For purposes of this Agreement, the term “Company’s Knowledge” means, as of the date hereof and the Closing, the actual knowledge of the individuals identified in Section 9.14 of the Company Disclosure Schedule, each of whom will be deemed to have knowledge of such matters as he or she would have discovered had he or she made reasonable inquiry within the Company.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

DASSAULT SYSTEMES CORP.

By:	/s/ THIBAULT DE TERSANT
Title:	Thibault de Tersant Secretary

DS NEWCO CORP.

By:	/s/ THIBAULT DE TERSANT
Title:	Thibault de Tersant Secretary

MATRIXONE, INC.

By:	/s/ MARK F. O’CONNELL
Title:	Mark F. O’Connell President and Chief Executive Officer

ANNEX B

Deutsche Bank Securities Inc. Global Corporate Finance 101 California Street, 48th Floor San Francisco, CA 94111 Tel 415 617 2800

March 1, 2006 Board of Directors MatrixOne, Inc. 210 Littleton Road Westford, MA 01886

Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to MatrixOne, Inc. (“MatrixOne”) in connection with the proposed acquisition of MatrixOne by Dassault Systemes Corp. (“Dassault”) pursuant to the Agreement and Plan of Merger, dated as of March 1, 2006, by and among Dassault, DS Newco Corp., a wholly owned subsidiary of Dassault (“Dassault Sub”), and MatrixOne (the “Merger Agreement”), which provides, among other things, for the merger of Dassault Sub with and into MatrixOne (the “Transaction”), as a result of which MatrixOne will become a wholly owned subsidiary of Dassault. As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of the common stock, par value $0.01 per share, of MatrixOne (“MatrixOne Common Stock”) not owned directly or indirectly by Dassault or MatrixOne, or as to which dissenters’ rights have been perfected, will be converted into the right to receive $7.25 in cash per share (the “Merger Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested Deutsche Bank’s opinion, as investment bankers, as to the fairness, from a financial point of view, of the Merger Consideration to the holders of MatrixOne Common Stock.

In connection with Deutsche Bank’s role as financial advisor to MatrixOne, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning Dassault and MatrixOne and certain internal analyses and other information furnished to it by MatrixOne. Deutsche Bank has also held discussions with members of the senior management of MatrixOne regarding its businesses and prospects. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Dassault’s common stock and MatrixOne Common Stock, (ii) compared certain financial and stock market information for MatrixOne with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning MatrixOne, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information, and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of MatrixOne. With respect to the financial forecasts and projections, made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of MatrixOne as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such

B-1

forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of MatrixOne, Dassault Sub and Dassault contained in the Merger Agreement are true and correct, MatrixOne, Dassault Sub and Dassault will each perform all of the covenants and agreements to be performed by it under the Merger Agreement, and all conditions to the obligations of each of MatrixOne, Dassault Sub and Dassault to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either MatrixOne or Dassault is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on MatrixOne or materially reduce the contemplated benefits of the Transaction.

This opinion is addressed to, and for the use and benefit of, the Board of Directors of MatrixOne and is not a recommendation to the stockholders of MatrixOne to approve the Transaction. This opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to the holders of MatrixOne Common Stock, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by MatrixOne to engage in the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to MatrixOne in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided commercial banking (including extension of credit) and other financial services to MatrixOne and Dassault or their affiliates for which it has received compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of MatrixOne and Dassault for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that the Merger Consideration is fair, from a financial point of view, to the holders of MatrixOne Common Stock.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

B-2

ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, §262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, §24; 57 Del. Laws, c. 148, §§27-29; 59 Del. Laws, c. 106, §12; 60 Del. Laws, c. 371, §§3-12; 63 Del. Laws, c. 25, §14; 63 Del. Laws, c. 152, §§1, 2; 64 Del. Laws, c. 112, §§46-54; 66 Del. Laws, c. 136, §§30-32; 66 Del. Laws, c. 352, §9; 67 Del. Laws, c. 376, §§19, 20; 68 Del. Laws, c. 337, §§3, 4; 69 Del. Laws, c. 61, §10; 69 Del. Laws, c. 262, §§1-9; 70 Del. Laws, c. 79, §16; 70 Del. Laws, c. 186, §1; 70 Del. Laws, c. 299, §§2, 3; 70 Del. Laws, c. 349, §22; 71 Del. Laws, c. 120, §15; 71 Del. Laws, c. 339, §§49-52; 73 Del. Laws, c. 82, §21.)

Form of Proxy Card

Proxy Appointment Form—MatrixOne, Inc.

Special Meeting of Stockholders—                    , 2006

This Proxy is Solicited by the Board of Directors

The undersigned, revoking all prior proxies, hereby appoint(s) Gary D. Hall, Deborah Dean and Brian Norris, and each of them, with full power of substitution, as proxies, to represent and to vote, as designated herein, all shares of common stock of MatrixOne, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109, on                 , 2006 at 10:00 a.m., local time, and at any adjournment or postponement thereof. Each of the proposals contained in this proxy for approval by the stockholders has been proposed by the Company.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

This Proxy Appointment Form, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. Attendance of the undersigned at the meeting, or any adjournment or postponement thereof, will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing before it is exercised or affirmatively indicates his or her intent to vote in person.

PLEASE VOTE, DATE, SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE OR SUBMIT A PROXY THROUGH THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS BELOW.

Telephone and Internet Proxy Submission Instructions

You can submit a proxy by telephone OR Internet! Available 24 hours a day 7days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to submit your proxy.

To submit a proxy using theTelephone (within U.S. and Canada)	To submit a proxy using the-Internet

Call toll-free

1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is no charge to you for the call.

Follow the simple instructions provided by the recorded message.

Log on to the Internet and go to www.computershare.com/expressvote Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR

If you submit a proxy by telephone or the internet, please DO NOT mail back this proxy card

Proxies submitted by telephone or the internet must be received by                 , Central Time, on                 , 2006

THANK YOU FOR VOTING

Mr. A Sample

Address 1

Address 2

Address 3

☐	Mark this box with an X if you have made changes to your name and address details above

Special Meeting Proxy Appointment Form

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET PROXY SUBMISSION INSTRUCTIONS.

A. Issues

The Board of Directors recommends a vote FOR the following proposals.

	For	Against	Abstain
1. Adoption of the Agreement and Plan of Merger, dated as of March 1, 2006, by and among Dassault Systèmes Corp., DS Newco Corp. and MatrixOne, Inc., as such may be amended from time to time.	☐	☐	☐
2. Approval of adjournment of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement.	☐	☐	☐

B. Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

Please be sure to sign and date this Proxy Appointment Form.

Please sign exactly as name(s) appear(s) hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please give full title as such. If a corporation or partnership only authorized persons should sign.

Signature 1—Please keep signature within the box.	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)

☐☐ / ☐☐ / ☐☐☐☐